   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 21, 1998



                                                      REGISTRATION NO. 333-63499

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                           --------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                           --------------------------

                               TMP WORLDWIDE INC.
             (Exact name of registrant as specified in its charter)

                           DELAWARE                                                       13-3906555
               (State or other jurisdiction of                             (I.R.S. Employer Identification Number)
                incorporation or organization)

                           --------------------------

                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 977-4200

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               ANDREW J. MCKELVEY
                         CHAIRMAN OF THE BOARD AND CEO
                               TMP WORLDWIDE INC.
                                 1633 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 977-4200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------

Copies of all communications, including all communications sent to the agent for service, should be sent to:

                               GREGG BERMAN, ESQ.
                          FULBRIGHT & JAWORSKI L.L.P.
                                666 FIFTH AVENUE
                            NEW YORK, NEW YORK 10103

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                         PROPOSED MAXIMUM    PROPOSED MAXIMUM
                 TITLE OF SHARES                       AMOUNT TO BE      AGGREGATE PRICE        AGGREGATE           AMOUNT OF
                 TO BE REGISTERED                       REGISTERED         PER UNIT (1)       OFFERING PRICE     REGISTRATION FEE
Common Stock, $.001 par value per share                 1,853,868             $29.99           $55,597,501        $16,401.26(2)


(1) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is $29.99, the average of the high and low prices of the Common Stock of TMP Worldwide Inc. as reported by The Nasdaq Stock Market on September 11, 1998.


(2) Previously paid.


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED SEPTEMBER 21, 1998


                               TMP WORLDWIDE INC.
                        1,853,868 Shares of Common Stock

                            ------------------------

    This Prospectus relates to (A) the resale of 150,000 shares of Common Stock, $.001 par value per share (the "Common Stock"), of TMP Worldwide Inc. ("TMP" or the "Company") from time to time for the account of Gary Knisely ("Knisely") and
(B)(i) the resale of 44,839 shares of Common Stock from time to time for the account of Pierre Aussure, (ii) the resale of 51,244 shares of Common Stock from time to time for the account of Gerhard Bartels, (iii) the resale of 6,405 shares of Common Stock from time to time for the account of David Kenneth Bray,
(iv) the resale of 35,230 shares of Common Stock from time to time for the account of The TASA Ltd. Self Administered Pension Plan F/B/O David Kenneth Bray, (v) the resale of 9,608 shares of Common Stock from time to time for the account of Charles Marie Brusselmans, (vi) the resale of 12,811 shares of Common Stock from time to time for the account of Neil Campbell Callie, (vii) the resale of 3,202 shares of Common Stock from time to time for the account of Remtor Nominees Pty. Ltd. F/B/O Trevor Morton Clark, (viii) the resale of 9,608 shares of Common Stock from time to time for the account of Jo Carol Conover,
(ix) the resale of 64,056 shares of Common Stock from time to time for the account of Manuel Gutierrez Cortines, (x) the resale of 32,028 shares of Common Stock from time to time for the account of Edgar S.K. Dammroff, (xi) the resale of 48,042 shares of Common Stock from time to time for the account of Victor Carlos Dana, (xii) the resale of 38,433 shares of Common Stock from time to time for the account of The TASA Ltd. Self Administered Pension Plan F/B/O Fiona Mary Hilton Darby, (xiii) the resale of 51,244 shares of Common Stock from time to time for the account of Herman DeKesel, (xiv) the resale of 41,636 shares of Common Stock from time to time for the account of James P. Demchak, (xv) the resale of 6,405 shares of Common Stock from time to time for the account of Trevor M. Dunn, (xvi) the resale of 32,028 shares of Common Stock from time to time for the account of Luis Escudero Ygartua, (xvii) the resale of 54,447 shares of Common Stock from time to time for the account of Joaquim Espriu Malagelada, (xviii) the resale of 25,622 shares of Common Stock from time to time for the account of Juan Manuel Farias Gutierrez, (xix) the resale of 41,636 shares of Common Stock from time to time for the account of The TASA Ltd. Self Administered Pension Plan F/B/O Patrick John Michael Fearon, (xx) the resale of 3,202 shares of Common Stock from time to time for the account of Richard L. Fleming, (xxi) the resale of 44,839 shares of Common Stock from time to time for the account of Michael Franzino, (xxii) the resale of 54,447 shares of Common Stock from time to time for the account of Vito Gioia, (xxiii) the resale of 41,636 shares of Common Stock from time to time for the account of Duane R. Goar, (xxiv) the resale of 6,405 shares of Common Stock from time to time for the account of Frans Jacob Gosses, (xxv) the resale of 9,608 shares of Common Stock from time to time for the account of Christian A.F. Groh, (xxvi) the resale of 9,608 shares of Common Stock from time to time for the account of Luminoz Staff Superannuation Fund F/B/O R. Neil Hatherly, (xxvii) the resale of 19,216 shares of Common Stock from time to time for the account of RJ & SG Ingersoll Superannuation Fund F/B/O Russel J. Ingersoll, (xxviii) the resale of 16,014 shares of Common Stock from time to time for the account of Phoenix Holdings Pty. Ltd. F/B/O Russel J. Ingersoll, (xxix) the resale of 64,056 shares of Common Stock from time to time for the account of Klaus Jacobs, (xxx) the resale of 41,636 shares of Common Stock from time to time for the account of Thomas R. Keller, (xxxi) the resale of 9,608 shares of Common Stock from time to time for the account of Dag Einhard Kremer-Nehring, (xxxii) the resale of 6,405 shares of Common Stock from time to time for the account of Michel LeGuillou, (xxxiii) the resale of 16,014 shares of Common Stock from time to time for the account of Harvey D. Letcher, (xxxiv) the resale of 12,811 shares of Common Stock from time to time for the account of Claudia K. Liebesny, (xxxv) the resale of 35,230 shares of Common Stock from time to time for the account of David W.H. Lowry, (xxxvi) the resale of 64,056 shares of Common Stock from time to time for the account of Peter Magnet, (xxxvii) the resale of 9,608 shares of Common Stock from time to time for the account of Bernhard Mahlo, (xxxviii) the resale of 32,028 shares of Common Stock from time to time for the account of Warren L. McGregor, (xxxix) the resale of 70,461 shares of Common Stock from time to time for the account of John McLaughlin, (xl) the resale of 16,014 shares of Common Stock from time to time for the account of Massimo Misticoni,
(xli) the resale of 6,405 shares of Common Stock from time to time for the account of Maria Elena Quijada Cordero, (xlii) the resale of 6,405 shares of Common Stock from time to time for the account of Terteducon Pty. Ltd. F/B/O Gregor A. Ramsey, (xliii) the resale of 76,867 shares of Common Stock from time to time for the account of Reinhard Fritz Rijke, (xliv) the resale of 32,028 shares of Common Stock from time to time for the account of Herbert Schmaderer,
(xlv) the resale of 41,636 shares of Common Stock from time to time for the account of The TASA Ltd. Self Administered Pension Plan F/B/O Andrew R.F. Simpson, (xlvi) the resale of 64,056 shares of Common Stock from time to time for the account of Michael T.D. Squires, (xlvii) the resale of 51,244 shares of Common Stock from time to time for the account of John Barrett Strickland, (xlviii) the resale of 32,028 shares of Common Stock from time to time for the account of Hans Uher, (xlix) the resale of 12,811 shares of Common Stock from time to time for the account of Van Es Superannuation Fund, (l) the resale of 19,216 shares of Common Stock from time to time for the account of Strathwood Unit Trust F/B/O Alan R. Van Es, (li) the resale of 12,811 shares of Common Stock from time to time for the account of Victoriano Vila Vilar, (lii) the resale of 9,608 shares of Common Stock from time to time for the account of Robert Bruce Whaley, (liii) the resale of 6,405 shares of Common Stock from time to time for the account of Jeffery C. Wierichs, (liv) the resale of 57,650 shares of Common Stock from time to time for the account of Gabriele D.E. Willner-Lange, (lv) the resale of 57,650 shares of Common Stock from time to time for the account of Andrea M. Wine, (lvi) the resale of 16,014 shares of Common Stock from time to time for the account of J. Herbert Wise, and (lvii) the resale of 9,608 shares of Common Stock from time to time for the account of Heinz Henning Witt (collectively, the "TASA Stockholders" and together with Knisely the "Selling Stockholders"). The Common Stock offered hereby by Knisely was issued to Knisely by the Company on May 6, 1998 pursuant to a private placement in connection with the acquisition by the Company of all the outstanding capital stock of Johnson, Smith & Knisely, Inc. The Common Stock offered hereby by the TASA Stockholders was issued to the TASA Stockholders by the Company on August 31, 1998 pursuant to a private placement in connection with the acquisition by the Company of all the outstanding capital stock of TASA Holding AG. See "Recent Developments." The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders.

                                                        (CONTINUED ON NEXT PAGE)

                         ------------------------------

                     SEE "RISK FACTORS" BEGINNING ON PAGE 9
       FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED
         BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               The date of this Prospectus is September   , 1998

(CONTINUED FROM PREVIOUS PAGE)

    The distribution of the Common Stock by the Selling Stockholders (and their respective donees and pledgees) may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market (including the Nasdaq National Market) or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders (and their respective donees and pledgees) may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders may also sell the shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by them and any profit on the resale of the shares might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

    The Common Stock trades on the Nasdaq National Market under the symbol "TWPW." On September 11, 1998, the closing sale price of the Common Stock was $29.75 per share.

    All expenses of the registration of securities covered by this Prospectus are to be borne by the Company, except that the Selling Stockholders will pay underwriting discounts, selling commissions, and fees and the expenses, if any, of counsel or other advisers to the Selling Stockholders.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR A SUPPLEMENT TO THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THIS PROSPECTUS NOR ANY SUPPLEMENT TO THIS PROSPECTUS CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR A SUPPLEMENT TO THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
Available Information.....................................................................................          3
Incorporation of Certain Documents by Reference...........................................................          4
The Company...............................................................................................          5
Recent Developments.......................................................................................          8
Risk Factors..............................................................................................          9
Pro Forma Condensed Consolidated Financial Information....................................................         15
Use of Proceeds...........................................................................................         21
Dividend Policy...........................................................................................         21
Price Range of Common Stock...............................................................................         21
Selling Stockholders......................................................................................         22
Plan of Distribution......................................................................................         23
Legal Matters.............................................................................................         24
Experts...................................................................................................         25
Index to Consolidated Financial Statements................................................................        F-1

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates. Copies of such information may also be inspected at the reading room of the library of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.

    This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

    PRIVATE SECURITIES LITIGATION REFORM ACT SAFE HARBOR STATEMENT. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to TMP that are based on the beliefs of the management of TMP, as well as assumptions made by and information currently available to the management of TMP. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of TMP with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including those discussed under "Risk Factors." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. TMP does not undertake any obligation to publicly release any revisions to these forward looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, which are on file with the Commission (File No. 000-21571) pursuant to the Exchange Act are incorporated by reference and made a part hereof:

        (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

        (ii) The Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1998.

       (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

        (iv) The description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A, dated October 16, 1996.


        (v) The Company's Current Report on Form 8-K dated August 26, 1997, relating to the acquisition of Austin Knight Limited.


    All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents or reports. The information relating to the Company in this Prospectus should be read together with the information in the documents incorporated by reference.

    Any statement contained in a document incorporated by reference herein, unless otherwise indicated therein, speaks as of the date of the document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus modifies or replaces such statement.

    The Company will furnish without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all of the documents described above, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Requests should be addressed to: TMP Worldwide Inc., 1633 Broadway, New York, New York 10019,
Attention: Myron F. Olesnyckyj, Esq., Vice President-General Counsel, (Tel. No.
(212) 977-4200). The Company furnishes its stockholders with an annual report containing audited financial statements. In addition, the Company may furnish such other reports as may be authorized, from time to time, by the Board of Directors.

                                  THE COMPANY

    AS USED IN THIS PROSPECTUS, "GROSS BILLINGS" REFERS TO BILLINGS FOR ADVERTISING PLACED IN TELEPHONE DIRECTORIES, NEWSPAPERS, NEW MEDIA AND OTHER MEDIA, AND ASSOCIATED FEES FOR RELATED SERVICES. WHILE GROSS BILLINGS ARE NOT INCLUDED IN THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS, THE TRENDS IN GROSS BILLINGS DIRECTLY IMPACT THE COMMISSIONS AND FEES EARNED BY THE COMPANY. THE COMPANY, WHICH OPERATES IN ONE BUSINESS SEGMENT, EARNS COMMISSIONS BASED ON A PERCENTAGE OF THE MEDIA ADVERTISING PURCHASED AT A RATE ESTABLISHED BY THE RELATED PUBLISHER, AND ASSOCIATED FEES FOR RELATED SERVICES. IN ADDITION, THE COMPANY EARNS FEES FOR THE PLACEMENT OF ADVERTISEMENTS ON THE INTERNET, INCLUDING ITS CAREER WEB SITES, AND THROUGH EXECUTIVE SEARCH SERVICES. EARNINGS BEFORE INTEREST, INCOME TAXES, DEPRECIATION AND AMORTIZATION ("EBITDA") IS PRESENTED TO PROVIDE ADDITIONAL INFORMATION ABOUT THE COMPANY'S ABILITY TO MEET ITS FUTURE DEBT SERVICE, CAPITAL EXPENDITURES AND WORKING CAPITAL REQUIREMENTS AND IS ONE OF THE MEASURES WHICH DETERMINES THE COMPANY'S ABILITY TO BORROW UNDER ITS CREDIT FACILITY. EBITDA SHOULD NOT BE CONSIDERED IN ISOLATION OR AS A SUBSTITUTE FOR OPERATING ACTIVITIES AND OTHER INCOME OR CASH FLOW STATEMENT DATA PREPARED IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES OR AS A MEASURE OF THE COMPANY'S PROFITABILITY OR LIQUIDITY. GROSS BILLINGS WITH RESPECT TO COMPANIES ACQUIRED BY THE COMPANY REFER TO THE COMPANY'S ESTIMATE OF THE ACQUIRED COMPANIES' ANNUAL GROSS BILLINGS.

    TMP Worldwide Inc. ("TMP" or the "Company") is a marketing services, communications, executive search and technology company that provides comprehensive, individually tailored advertising services, including development of creative content, media planning, production and placement of corporate advertising, market research, direct marketing, executive search and other ancillary services and products. The Company is one of the world's largest recruitment advertising agencies and the world's largest yellow page advertising agency as well as a leader in the use of the Internet for recruiting.

    The Company offers advertising programs to more than 17,000 clients, including more than 70 of the Fortune 100 and more than 285 of the Fortune 500 companies. The Company's growth strategy is to continue to pursue consolidation opportunities in its core advertising business and to leverage its client base and its approximately 2,200 sales, marketing and customer service personnel to expand its Internet-based businesses. For the year ended December 31, 1997, the Company's gross billings were $1.1 billion, commissions and fees were $237.4 million, net income was $9.6 million and EBITDA was $41.0 million.

    TMP is the world's largest yellow page advertising agency, generating approximately $457.5 million in yellow page gross billings for the year ended December 31, 1997. TMP is one of the world's largest recruitment advertising agencies, generating approximately $573.2 million in recruitment advertising gross billings for the same period. With approximately 30% of the national accounts segment of the U.S. yellow page advertising market, TMP is approximately three times larger than its nearest competitor, based on yellow page gross billings. A substantial part of the Company's growth in each of its targeted markets has been achieved through acquisitions. From January 1, 1993 through August 31, 1998, TMP completed 61 acquisitions including, in August 1998, the acquisition of all the outstanding capital stock of TASA Holding A.G. ("TASA"), an international executive search firm. See "Recent Developments." The Company believes additional acquisition opportunities exist, particularly in the recruitment advertising, executive search and Internet markets, and intends to continue its strategy of making acquisitions which relate to its core businesses.

    TMP has created innovative solutions to assist its clients in capitalizing on the growing awareness and acceptance of the Internet. For its recruitment advertising clients, TMP has developed interactive career sites which can be accessed by individuals seeking employment via the Internet on a global basis. The Company has several career sites, including The Monster
Board-Registered Trademark-, Online Career Center-SM- ("OCC"), Be the Boss-SM- and MedSearch-SM-, which as of August 31, 1998 collectively contain approximately 167,000 paid job listings from 34,000 clients, and 560,000 resumes. In addition, in May 1998, the Company expanded its suite of online career products and services, adding new content and community with the acquisition of About Work (www.aboutwork.com) and the largest online internship database, with the acquisition of Student Center (www.studentcenter.com).

    YELLOW PAGE ADVERTISING. TMP develops yellow page marketing programs for national accounts, clients which sell products or services in multiple markets. The national segment of the yellow page advertising market was an approximately $1.7 billion market in the U.S. for the year ended December 31, 1997. The national yellow page market has grown each year since 1981. During the period of 1990 through 1997, the market grew at a compound annual growth rate of approximately 6.2%. Yellow page advertising is a complex process involving the creation of effective imagery and message and the development of media plans which evaluate approximately 7,000 yellow page directories of which TMP's larger accounts utilize over 2,000. Coordinating the placement of advertisements in this number of directories requires an extensive effort at the local level, and TMP's yellow page sales, marketing and customer service staff of approximately 680 people provides an important competitive advantage in marketing and executing yellow page advertising programs. TMP earns commissions from yellow page advertising paid by directory publishers which result in an effective commission rate to the Company of approximately 20% of yellow page gross billings.

    TMP takes a proactive approach to yellow page advertising by undertaking original research on the efficacy of the medium, in many cases quantifying the effectiveness of a given advertising campaign. The Company also has a rigorous quality assurance program designed to ensure client satisfaction. The Company believes that this program has enabled it to maintain a yellow page client retention rate, year to year, in excess of 90%.

    RECRUITMENT ADVERTISING. For the year ended December 31, 1997, total spending on advertisements globally in the recruitment classified advertisement section of newspapers was approximately $12 billion. While the recruitment advertising market has historically been cyclical, during the period of 1990 through 1997, the U.S. market grew at a compound annual growth rate of approximately 12%. In the U.S., the Company receives commissions generally equal to 15% of recruitment advertising gross billings. Outside of the U.S., where, collectively, the Company derives the majority of its recruitment advertising commissions and fees, TMP's commission rates for recruitment advertising vary, ranging from approximately 10% in Australia to 15% in Canada and the United Kingdom. The Company also earns fees from value-added services such as design, research and other creative and administrative services which resulted in aggregate commissions and fees equal to approximately 21% of recruitment advertising gross billings for the year ended December 31, 1997.

    The services provided by recruitment advertising agencies can be complex and range from the design and placement of classified advertisements to the creation of comprehensive image campaigns which internationally "brand" a client as a quality employer. Further, shortages of qualified employees in many industries, particularly in the technology area, have increased the need for recruitment advertising agencies to expand the breadth of their service offerings to effect national and sometimes global recruitment campaigns. For these reasons, the Company believes that over time, the proportion of overall recruitment advertising placed through recruitment advertising agencies will grow. Given the scale of its recruitment advertising operations and the scope of its service offerings, the Company believes it is well positioned to participate in this market growth.

    The Company has decided to expand the scope of its recruitment business to assist its clients in recruiting executives. Accordingly, in May 1998, the Company acquired Johnson, Smith & Knisely, Inc., the twelfth largest executive search firm in the United States. This acquisition, coupled with the acquisition of TASA, provided the Company with 32 executive search offices in 17 countries.

    INTERNET SERVICES. The Company's Internet-based services complement its traditional advertising businesses. In recruitment, the Company has several career sites, including The Monster Board-Registered Trademark-, Online Career Center-SM-, Be the Boss-SM- and MedSearch-SM- which provide continuously available databases of career opportunities. Users of these sites can search for employment opportunities by location, type of job and other criteria. Resumes can be sent to prospective employers electronically and submitted on-line or via mail. Users can also access other value-added services such as discussion forums and on-line career advice.

Based on its experience with its clients, TMP believes that only 20% to 30% of open job positions are advertised using traditional print media and that on-line solutions, which are significantly less expensive than traditional recruitment methods, will significantly expand the recruitment advertising market. More than 55 of the Fortune 100 companies are utilizing the Company's career sites.

    Dealer Locator, which is marketed to yellow page accounts, allows clients to offer World Wide Web ("Web") pages for local offices, dealers or franchise locations which are linked to the client's corporate Web site. These pages are designed to generate additional customer flow while reinforcing brand imagery contained in other advertising programs. Dealer Locator home pages will typically include address, directions, hours of operation and potentially other information such as sale items.

    TMP believes its pre-existing relationships with yellow page and recruitment advertising clients and its sales, marketing and customer service staff of over 2,200 people provide an important competitive advantage in pursuing the market for Internet clients. Further, the Company believes its innovative Internet products will provide an opportunity to enhance its ability to market both traditional advertising and Internet services to non-TMP clients.

    The Company is the successor to the businesses formerly conducted by TMP Worldwide Inc. and subsidiaries ("Old TMP"), Worldwide Classified Inc. and subsidiaries ("WCI") and McKelvey Enterprises, Inc. and subsidiaries, the chief executive officer of which was Andrew J. McKelvey (the "Principal Stockholder"). McKelvey Enterprises, Inc. was formed in 1967 by Mr. McKelvey. On December 9, 1996, Old TMP merged into McKelvey Enterprises, Inc. Thereafter, WCI merged into McKelvey Enterprises, Inc. McKelvey Enterprises, Inc. then merged into Telephone Marketing Programs Incorporated. Such mergers are collectively referred to as the "Mergers." In addition, Mr. McKelvey sold or contributed his interest in five other entities to the Company. Following the Mergers, Telephone Marketing Programs Incorporated changed its name to TMP Worldwide Inc. All historical financial data contained herein for periods ended prior to December 9, 1996 reflects the historical financial data of Old TMP, WCI, McKelvey Enterprises, Inc. and the other entities. The Company was incorporated in Delaware in August 1996. Its executive offices are located at 1633 Broadway, 33rd Floor, New York, New York 10019, and its telephone number at that location is (212) 977-4200.

                              RECENT DEVELOPMENTS

    Subsequent to June 30, 1998, TMP completed the acquisition of TASA, an executive search firm based in Switzerland, and announced the probable acquisition of Morgan & Banks Limited ("M&B"), a search and selection firm based in Australia. A brief description of TASA and M&B follows:

TASA HOLDING AG ACQUISITION

    On August 31, 1998, the Company acquired all of the outstanding capital stock of TASA Holding AG ("TASA"), a Swiss corporation. In connection with the acquisition of TASA, the Company issued to the TASA Stockholders an aggregate of 1,703,868 shares of TMP Common Stock in a private placement transaction. The acquisition will be accounted for as a pooling-of-interests.

    TASA, an international executive search firm based in Zurich, has offices in Europe, North America and the Pacific Rim. For the year ended December 31, 1997, TASA generated revenue of approximately $39 million and had net income of approximately $600,000.

M&B PROBABLE ACQUISITION

    On August 17, 1998, the Company announced an agreement in principle to acquire all of the outstanding capital stock of M&B, an Australian corporation. The acquisition, which is expected to be completed by the end of the fourth quarter of 1998, is expected to be accounted for as a pooling-of-interests.

    M&B, one of the largest temporary contracting and search and selection firms in Australasia, has offices in Australia, New Zealand, the UK, Hong Kong and Singapore. For the year ended March 31, 1998, M&B generated revenue of approximately $235.8 million and had net income of approximately $7.9 million.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

UNCERTAIN ABILITY TO MANAGE GROWTH

    The Company's business has grown rapidly in recent periods. The growth of the Company's business has placed a significant strain on the Company's management and operations. The Company's expansion has resulted, and is expected in the future to result, in substantial growth in the number of its employees and in increased responsibility for both existing and new management personnel and incremental strain on the Company's existing operations, financial and management information systems. The Company's success depends to a significant extent on the ability of its executive officers and other members of senior management to operate effectively both independently and as a group. If the Company is not able to manage existing or anticipated growth, the Company's business, financial condition and operating results would be materially adversely affected.

RISKS ASSOCIATED WITH ACQUISITIONS

    The Company expects that it will continue to grow, in part, by acquiring businesses. The success of this strategy depends upon several factors, including the continued availability of financing and the Company's ability to identify and acquire businesses on a cost-effective basis, as well as its continued ability to integrate acquired personnel, operations, products and technologies into its organization effectively, to retain and motivate key personnel and to retain the clients of acquired firms. There can be no assurance that financing for acquisitions will be available on terms acceptable to the Company, or that the Company will be able to identify or consummate new acquisitions, or manage and integrate its recent or future expansions successfully, and any inability to do so would have a material adverse effect on the Company's business, financial condition and operating results. There also can be no assurance that the Company will be able to sustain the rates of growth that it has experienced in the past.

UNCERTAIN VIABILITY OF TRADITIONAL MEDIA

    The Company derives a substantial portion of its commissions and fees from designing and placing recruitment advertisements in traditional media such as newspapers and trade publications. This business constituted approximately 51.8% of total commissions and fees for the year ended December 31, 1997. The Company also derives a substantial portion of its commissions and fees from placing advertising in yellow page directories. This business constituted approximately 40.3% of total commissions and fees for the year ended December 31, 1997. There can be no assurance that the commissions received by the Company in the future will be equal to the commissions which it has historically received. To the extent that new media, such as the Internet, cause yellow page directories and other forms of traditional media to be less desirable forms of advertising media without at least a proportionate fee increase generated from advertising on the Internet, of which there can be no assurance, the Company's business, financial condition and operating results will be materially adversely affected.

UNCERTAIN ACCEPTANCE OF THE INTERNET

    Use of the Internet by consumers is at a very early stage of development, and market acceptance of the Internet as a medium for information, entertainment, commerce and advertising is subject to a high level of uncertainty. The Company's clients have only limited experience with the Internet as an advertising medium and such clients have not devoted a significant portion of their advertising budgets to Internet-based advertising in the past. In addition, a significant portion of the Company's potential clients have no experience with the Internet as an advertising medium and have not devoted any portion of their advertising budgets to Internet-based advertising in the past. There can be no assurance that advertisers will be persuaded to allocate or continue to allocate portions of their budgets to Internet-based advertising. If Internet-based advertising is not widely accepted by advertisers and advertising agencies, the Company's business, financial condition and operating results, including its expected rate of commissions and fees growth, would be materially adversely affected. Although the Company generated Internet revenue of $18.6 million for the year ended December 31, 1997, there can be no assurance that the Company will continue to generate substantial Internet-based revenue in the future.

UNCERTAIN ACCEPTANCE OF THE COMPANY'S INTERNET CONTENT

    The Company's future growth depends in part upon its ability to deliver original and compelling services in order to attract users valuable to the Company's advertising clients. There can be no assurance that the Company's content will be attractive to a sufficient number of Internet users to generate material advertising revenues. There also can be no assurance that the Company will be able to anticipate, monitor and successfully respond to rapidly changing consumer tastes and preferences so as to attract a sufficient number of users to its Web sites. Internet users can freely navigate and instantly switch among a large number of Web sites, many of which offer original content, making it difficult for the Company to distinguish its content and attract users. In addition, many other Web sites offer very specific, highly targeted content that could have greater appeal than the Company's sites to particular subsets of the Company's target audience.

COMPETITION; LOW BARRIERS TO ENTRY

    The markets for the Company's services are highly competitive and are characterized by pressures to reduce prices, incorporate new capabilities and technologies and accelerate job completion schedules.

    The Company faces competition from a number of sources. These sources include national and regional advertising agencies, specialized and integrated marketing communication firms and traditional media companies as well as executive search firms. In addition, with respect to new media, many advertising agencies and publications have started either to internally develop or acquire new media capabilities. Some established companies that provide integrated specialized services (such as advertising services or Web site design) and are technologically proficient, especially in the new media area, are also competing with the Company. Many of the Company's competitors or potential competitors have long operating histories, and some may have greater financial, management, technological development, sales, marketing and other resources than the Company. In addition, the Company's ability to maintain its existing clients and attract new clients depends to a significant degree on the quality of its services and its reputation among its clients and potential clients.

    The Company has no significant proprietary technology that would preclude or inhibit competitors from entering the yellow page, recruitment or on-line advertising markets or executive search business. There can be no assurance that existing or future competitors will not develop or offer services and products that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, financial condition and operating results.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY AND CYCLICALITY OF
  BUSINESS

    The Company's quarterly operating results have fluctuated in the past and may fluctuate in the future as a result of a variety of factors, including the timing of acquisitions, the timing of yellow page directory closings, the largest number of which currently occur in the third quarter, and the receipt of additional commissions, if earned, from yellow page publishers for achieving a specified volume of advertising, which commissions are typically reported in the fourth quarter. The Company's quarterly commissions and fees earned from recruitment advertising are typically highest in the first quarter and lowest in the fourth quarter. For the year ended December 31, 1997, the Company's commissions and fees from recruitment advertising were 51.8% of the Company's total commissions and fees. Recruitment advertising commissions and fees tend to be more cyclical than yellow page commissions and fees, and, therefore, to the extent that a significant percentage of the Company's commissions and fees are derived from recruitment advertising, the Company's operating results may be subject to increased cyclicality.

TECHNOLOGICAL RISKS

    The market for Internet products and services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require that the Company continually improve the performance, features and reliability of its Internet content, particularly in response to competitive offerings. There can be no assurance that the Company will be successful in responding quickly, cost effectively and sufficiently to these developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its Web sites and services and could affect that Company's financial condition or operating results. In addition, new Internet services or enhancements which are or may be offered by the Company may contain design flaws or other defects that could require costly modifications or result in a loss of client confidence, either of which could have a material adverse effect on the Company's business, financial condition or operating results. The Monster Board-Registered Trademark- connects to the Internet through GTE Internetworking. OCC connects to the Internet directly through its own on-site servers. Any disruption in Internet access or in the Internet generally could affect the Company's financial condition or operating results.

DEPENDENCE ON ATTRACTING AND RETAINING QUALIFIED CONSULTANTS

    The success of TMP's executive search business depends upon its ability to attract and retain consultants who possess the skills and experience necessary to fulfill its clients' executive search needs. TMP believes it has been able to attract and retain highly qualified, effective consultants as a result of its reputation, and performance-based compensation system. Consultants have the potential to earn substantial bonuses based on the amount of revenue generated by obtaining executive search assignments and executing search assignments and by assisting other consultants to obtain or complete executive search assignments. Bonuses represent a significant proportion of consultants' total compensation. Any diminution of TMP's reputation could impair its ability to retain existing or attract additional qualified consultants. Any such inability to attract and retain qualified consultants could have a material adverse effect on TMP's executive search business, results of operations and financial condition.

PORTABLE CLIENT RELATIONSHIPS

    The success of TMP's executive search business depends upon the ability of its consultants to develop and maintain strong, long-term relationships with clients. Usually, one or two consultants have primary responsibility for a client relationship. When a consultant leaves one executive search firm and joins another one, clients that have established relationships with the departing consultant may move their business to the consultant's new employer. The loss of one or more clients is more likely to occur if the departing consultant enjoys a widespread name recognition or has developed a reputation as a specialist in executing searches in a specific industry or management function. Although client portability for yellow page and recruitment advertising historically has not caused significant problems for TMP, the failure to retain its most effective consultants or maintain the quality of service to which its clients are accustomed, and the ability of a departing consultant to move business to his or her new employer, could have a material adverse effect on TMP's executive search business, results of operations and financial condition.

MAINTENANCE OF PROFESSIONAL REPUTATION AND BRAND NAME

    TMP's ability to secure new executive search engagements and hire qualified professionals is highly dependent upon its overall reputation and brand name recognition, including the names Johnson Smith & Knisely and TASA, as well as the individual reputations of its professionals. Because TMP obtains a majority of its new engagements from existing clients, or from referrals by those clients, the dissatisfaction of any such client could have a disproportionate, adverse impact on its ability to secure new engagements. Any factor that diminishes the reputation of TMP or any of its personnel, including poor performance, could make it substantially more difficult for them to compete successfully for both new engagements and qualified consultants, and could have an adverse effect on TMP's executive search business, results of operations and financial condition.

RESTRICTIONS IMPOSED BY BLOCKING ARRANGEMENTS

    Either by agreement with clients or for marketing or client relationship purposes, executive search firms frequently refrain, for a specified period of time, from recruiting certain employees of a client, and possibly other entities affiliated with such client, when conducting executive searches on behalf of other clients (a "blocking" arrangement). Blocking arrangements generally remain in effect for one or two years following completion of an assignment. However, the duration and scope of the blocking arrangement or "off limits" period, including whether it covers all operations of a client and its affiliates or only certain divisions of a client, generally depends on such factors as the length of the client relationship, the frequency with which the executive search firm has been engaged to perform executive searches for the client and the number of assignments the executive search firm has generated or expects to generate from the client. Some of TMP's executive search clients are recognized as industry leaders and/or employ a significant number of qualified executives who are potential candidates for other companies in that client's industry. Blocking arrangements with such a client or awareness by a client's competitors of such an arrangement may make it difficult for TMP to obtain executive search assignments from, or to fulfill executive search assignments for, competitors while employees of that client may not be solicited. As TMP's client base grows, particularly in its targeted business sectors, blocking arrangements increasingly may impede their growth or their ability to attract and serve new clients, which could have an adverse effect on TMP's executive search business, results of operations and financial condition.

CONTROL BY PRINCIPAL STOCKHOLDER

    Andrew J. McKelvey beneficially owns all of the outstanding Class B Common Stock and 11,206,541 shares of Common Stock which together represent approximately 69.8% of the combined voting power of all classes of voting stock of the Company. Mr. McKelvey is, therefore, able to direct the election of all of the members of the Company's Board of Directors and exercise a controlling influence over the business and affairs of the Company, including any determinations with respect to mergers or other business combinations involving the Company, the acquisition or disposition of assets of the Company, the incurrence of indebtedness by the Company, the issuance of any additional Common Stock or other equity securities and the payment of dividends with respect to the Common Stock. Similarly, Mr. McKelvey has the power to determine matters submitted to a vote of the Company's stockholders without the consent of the Company's other stockholders and has the power to prevent a change of control of the Company.

ANTITAKEOVER EFFECT OF CERTAIN PROVISIONS OF CERTIFICATE OF INCORPORATION,
  BYLAWS AND DELAWARE LAW

    The Company's Board of Directors has the authority to issue up to 800,000 shares of undesignated preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting and conversion rights of such shares, without any further vote or action by the Company's stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of preferred stock following this offering. Further, certain provisions of the Company's Certificate of Incorporation and By-Laws and of Delaware law could delay, prevent or make more difficult a merger, tender offer or proxy content involving the Company. Among other things, these provisions specify advance notice requirements for stockholder proposals and director nominations. In addition, Mr. McKelvey controls approximately 69.8% of the combined voting power of all classes of voting stock of the Company.

FOREIGN OPERATIONS AND RELATED RISKS

    The Company conducts operations in various foreign countries, including Australia, Austria, Belgium, Canada, France, Germany, Hong Kong, Indonesia, Italy, Japan, Mexico, the Netherlands, New Zealand, Panama, Singapore, South Africa, Spain, Switzerland and the United Kingdom. For the year ended December 31, 1997, approximately 33.8% of the Company's commissions and fees were earned outside of the U.S. and collected in local currency. In addition, the Company generally pays operating expenses with the corresponding local currency and is at risk for exchange rate fluctuations between such local currencies and the dollar. The Company does not conduct any significant hedging activities.

    The Company is also subject to taxation in foreign jurisdictions. In addition, transactions between the Company and its foreign subsidiaries may be subject to U.S. and foreign withholding taxes. Applicable tax rates in foreign jurisdictions differ from those of the U.S., and are subject to periodic change. The extent, if any, to which the Company will receive credit in the U.S. for taxes paid in foreign jurisdictions will depend upon the application of limitations set forth in the Internal Revenue Code, as well as the provisions of any tax treaties which may exist between the U.S. and such foreign jurisdictions.

POSSIBLE VOLATILITY OF STOCK PRICE

    The stock market has, from time to time, experienced extreme price and volume fluctuations. Factors such as announcements by the Company of variations in its quarterly financial results and fluctuations in advertising commissions and fees, including the percentage of the Company's commissions and fees derived from Internet-based services and products could cause the market price of the Common Stock to fluctuate significantly. Further, due to the volatility of the stock market generally, the price of the Common Stock could fluctuate for reasons unrelated to the operating performance of the Company.

GOVERNMENT REGULATION

    As an advertising agency which creates and places print and Internet advertisements, the Company is subject to Sections 5 and 12 of the Federal Trade Commission Act (the "FTC Act") which regulate advertising in all media, including the Internet, and require advertisers and advertising agencies to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading, and unfair advertising, and grants the Federal Trade Commission ("FTC") enforcement powers to impose and seek civil penalties, consumer redress, injunctive relief and other remedies upon advertisers and advertising agencies which disseminate prohibited advertisements. Advertising agencies such as TMP are subject to liability under the FTC Act if the agency actively participates in creating the advertisement, and knew or had reason to know that the advertising was false or deceptive.

    In the event that any advertising created by TMP was found to be false, deceptive or misleading, the FTC Act could potentially subject the Company to liability. The fact that the FTC has recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet, indicates that the FTC Act could pose a somewhat higher risk of liability to the advertising distributed via the Internet. The FTC has never brought any actions against the Company.

    Further, there can be no assurance that other current or new government laws and regulations, or the application of existing laws and regulations will not subject the Company to significant liabilities, significantly dampen growth in Internet usage, prevent the Company from offering certain Internet content or services or otherwise cause a material adverse effect on the Company's business, financial condition or operating results.

DIVIDEND POLICY

    The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying dividends on its Common Stock and Class B Common Stock in the foreseeable future. Payment of dividends on Common Stock and Class B Common Stock is prohibited by the Company's financing agreement. See "Dividend Policy."

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION



    The Unaudited Pro Forma Condensed Combined Financial Information reflects financial information which gives effect to the Company's probable acquisition of all the outstanding stock of M&B and the assumed exercise of all options to acquire M&B stock in exchange for the issuance of approximately 6,161,000 shares of the Company's Common Stock. The approximately 6,161,000 shares was calculated using an exchange formula based upon a per share price for M&B shares of 4.65 Australian dollars translated at 0.57 US dollars per Australian dollar and approximately 74.4 million M&B shares outstanding after the assumed exercise of all options to purchase M&B shares. The Pro Forma Statements included herein reflect the anticipated use of the pooling-of-interests method of accounting, after giving effect to the pro forma adjustments discussed in the accompanying notes. Such financial information has been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes thereto of TMP incorporated by reference in this Prospectus and of M&B included in this Prospectus.



    The Pro Forma Condensed Combined Financial Information (i) gives effect to the acquisition of M&B, (ii) gives effect, in the Combined Statement of Operations for the year ended December 31, 1997, to the acquisition by TMP, in August 1997, of all the outstanding stock of Austin Knight Limited, ("Austin Knight"), for a purchase price of approximately $47.2 million, and (iii) includes the adjustments described in the notes herein.



    The Pro Forma Condensed Combined Balance Sheet gives effect to the merger with M&B as if it had occurred on June 30, 1998, combining the balance sheets of TMP at June 30, 1998 with that of M&B as of March 31, 1998. The Pro Forma Condensed Combined Statements of Operations give effect to the merger with M&B as if it had occurred at the beginning of the earliest period presented, combining the results of TMP for the six months ended June 30, 1998 and each year in the three-year period ended December 31, 1997 with those of M&B for the six months ended March 31, 1998 and each year in the three-year period ended March 31, 1998, respectively. In addition, the Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1997 includes the results of Austin Knight for the period prior to its acquisition by TMP on August 26, 1997.



    The consolidated financial statements of M&B included in the Pro Forma Condensed Combined Financial Information utilize Australian GAAP (which substantially conforms to US GAAP) and were translated at the following exchange rates: Australian dollars were translated to US dollars at the rate of 0.6613, 0.6762, 0.7137, 0.7874 and 0.7455, respectively, with respect to the Balance Sheet at March 31, 1998 and the Statement of Operations for the six months ended March 31, 1998 and the years ended March 31, 1998, 1997 and 1996. The Statement of Operations of Austin Knight included in the December 31, 1997 Pro Forma Condensed Combined Statement of Operations was translated from British Pounds Sterling to US dollars at the rate of 1.634 US dollars per British Pound Sterling.



    The Pro Forma Condensed Combined Statements of Operations presented do not include any potential cost savings. The Company believes that it may be able to reduce salaries and related costs and office and general expenses as it eliminates duplication of overhead. However, there can be no assurance that the Company will be successful in effecting any such cost savings.



    The Pro Forma Condensed Combined Financial Information is unaudited and is not necessarily indicative of the consolidated results which actually would have occurred if the above transactions had been consummated at the beginning of the periods presented, nor does it purport to present the future financial position and results of operations for future periods.

                               TMP WORLDWIDE INC.


                   PRO FORMA CONDENSED COMBINED BALANCE SHEET


                                 JUNE 30, 1998

                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                                        TMP         MORGAN & BANKS                   PRO FORMA
                                                   WORLDWIDE INC.      LIMITED        ADJUSTMENTS    COMBINED
                                                   --------------  ----------------  -------------  -----------
ASSETS
Current assets:
  Cash and cash equivalents......................   $      5,927      $    9,581       $  --         $  15,508
  Accounts receivable, net.......................        283,409          25,401          --           308,810
  Work-in-process................................         17,243          --              --            17,243
  Deferred income taxes..........................        --                1,446          --             1,446
  Prepaid and other..............................         18,037           2,243          --            20,280
                                                   --------------        -------          ------    -----------
      Total current assets.......................        324,616          38,671          --           363,287
Property and equipment, net......................         44,837           9,359          --            54,196
Deferred income taxes............................          6,238             135          --             6,373
Intangibles, net.................................        164,064           6,155          --           170,219
Other assets.....................................         12,619              30          --            12,649
                                                   --------------        -------          ------    -----------
                                                    $    552,374      $   54,350       $  --         $ 606,724
                                                   --------------        -------          ------    -----------
                                                   --------------        -------          ------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................   $    238,027      $    4,419       $  --         $ 242,446
  Accrued expenses and other liabilities.........         34,782          30,759           4,500(a)     70,041
  Accrued restructuring costs....................         14,242          --              --            14,242
  Deferred revenue...............................         12,335          --              --            12,335
  Deferred income taxes..........................         11,082               9          --            11,091
  Current portion of long-term debt..............          6,398             318          --             6,716
                                                   --------------        -------          ------    -----------
      Total current liabilities..................        316,866          35,505         4,500         356,871

Long-term debt, less current portion                     124,939           5,370          --           130,309
Other liabilities                                          4,254             659          --             4,913
Minority interests                                       --                  431          --               431

Stockholders' equity:
  Common stock...................................             25          --                   6(b)         31
  Class B common stock...........................              2          --              --                 2
  Common stock of Morgan & Banks Limited.........        --                1,526          (1,526) (c)     --
  Additional paid-in capital.....................        166,478           2,780           1,520 (b,c    170,778
  Foreign currency translation adjustment........           (789)           (204)         --              (993)
  Retained earnings (deficit)....................        (59,401)          8,283          (4,500) (a)    (55,618)
                                                   --------------        -------          ------    -----------
      Total stockholders' equity.................        106,315          12,385          (4,500)      114,200
                                                   --------------        -------          ------    -----------
                                                    $    552,374      $   54,350       $  --         $ 606,724
                                                   --------------        -------          ------    -----------
                                                   --------------        -------          ------    -----------


------------------------


(a) To accrue for costs to be incurred in connection with the proposed transaction.



(b) Represents par value of the 6,161 shares to be issued in connection with the proposed transaction.



(c) Par value of the M&B Shares is reclassified as additional paid-in capital net of the par value of the newly issued TMP shares.

                               TMP WORLDWIDE INC.


              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                           TMP         MORGAN & BANKS    PRO FORMA
                                                                      WORLDWIDE INC.      LIMITED        COMBINED
                                                                      --------------  ----------------  -----------
Revenue:
  Commissions and fees..............................................   $    159,275     $     32,424     $ 191,699
  Temporary contracting.............................................        --                82,679        82,679
                                                                      --------------        --------    -----------
      Total revenue.................................................        159,275          115,103       274,378
                                                                      --------------        --------    -----------
Operating expenses:
  Salaries and related costs........................................         81,839           29,858       111,697
  Temporary contracting costs.......................................        --                68,880        68,880
  Office and general................................................         54,056           11,046        65,102
  Amortization of intangibles.......................................          4,625              246         4,871
  Merger costs......................................................          2,487          --              2,487
                                                                      --------------        --------    -----------
      Total operating expenses......................................        143,007          110,030       253,037
                                                                      --------------        --------    -----------
Operating income....................................................         16,268            5,073        21,341
Interest expense, net...............................................         (4,858)            (127)       (4,985)
Other expense, net..................................................            (93)              (7)         (100)
                                                                      --------------        --------    -----------
Income before provision for income taxes, minority interests and
  equity in losses of affiliates....................................         11,317            4,939        16,256
Provision for income taxes..........................................          5,346            2,029         7,375
Minority interests..................................................        --                   (32)          (32)
Equity in losses of affiliates......................................           (174)         --               (174)
                                                                      --------------        --------    -----------
Net income..........................................................   $      5,797     $      2,942     $   8,739
                                                                      --------------        --------    -----------
                                                                      --------------        --------    -----------
Net income per common and Class B common share:
  Basic.............................................................   $       0.22                      $    0.27
  Diluted...........................................................   $       0.21                      $    0.26
Weighted average shares outstanding:
  Basic.............................................................         26,519                         32,680(a)
  Diluted...........................................................         27,229                         33,390(a)


------------------------

(a) Gives effect to the 6,161 additional shares expected to be issued in connection with the proposed transaction.

                               TMP WORLDWIDE INC.


              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                                                                  SUPPLEMENTAL
                                            TMP         MORGAN & BANKS    PRO FORMA   AUSTIN KNIGHT                PRO FORMA
                                       WORLDWIDE INC.      LIMITED        COMBINED     LIMITED(A)    ADJUSTMENTS    COMBINED
                                       --------------  ----------------  -----------  -------------  -----------  ------------
Revenue:
  Commissions and fees...............   $    237,417     $     71,950     $ 309,367    $    34,800    $  --        $  344,167
  Temporary contracting..............        --               163,831       163,831        --            --           163,831
                                       --------------        --------    -----------  -------------  -----------  ------------
      Total revenue..................        237,417          235,781       473,198         34,800       --           507,998
                                       --------------        --------    -----------  -------------  -----------  ------------
Operating expenses:
  Salaries and related costs.........        121,313           60,342       181,655         28,480       --           210,135
  Temporary contracting costs........        --               136,185       136,185        --            --           136,185
  Office and general.................         82,712           25,258       107,970          5,758       --           113,728
  Amortization of intangibles........          6,160              558         6,718        --             1,323(b)       8,041
                                       --------------        --------    -----------  -------------  -----------  ------------
      Total operating expenses.......        210,185          222,343       432,528         34,238        1,323       468,089
                                       --------------        --------    -----------  -------------  -----------  ------------
Operating income.....................         27,232           13,438        40,670            562       (1,323)       39,909
Interest expense, net................         (8,772)            (247)       (9,019)          (244)      (2,896)(c)     (12,159)
Other income (expense), net..........            (90)             (22)         (112)         1,547       --             1,435
                                       --------------        --------    -----------  -------------  -----------  ------------
Income before provision for income
  taxes, minority interests and
  equity in losses of affiliates.....         18,370           13,169        31,539          1,865       (4,219)       29,185
Provision for income taxes...........          8,571            5,153        13,724          1,442       (1,158)(d)      14,008
Minority interests...................            143              153           296        --            --               296
Equity in losses of affiliates.......            (33)         --                (33)       --            --               (33)
                                       --------------        --------    -----------  -------------  -----------  ------------
Net income...........................          9,623            7,863        17,486            423       (3,061)       14,848
Preferred stock dividends............           (123)         --               (123)       --            --              (123)
                                       --------------        --------    -----------  -------------  -----------  ------------
Net income applicable to common and
  Class B common stockholders........   $      9,500     $      7,863     $  17,363    $       423    $  (3,061)   $   14,725
                                       --------------        --------    -----------  -------------  -----------  ------------
                                       --------------        --------    -----------  -------------  -----------  ------------
Net income per common and Class B
  common share:
  Basic..............................   $       0.39                      $    0.57                                $     0.48
  Diluted............................   $       0.38                      $    0.56                                $     0.48
Weighted average shares outstanding:
  Basic..............................         24,243                       30,404(e)                                 30,404(e)
  Diluted............................         24,735                       30,896(e)                                 30,896(e)


------------------------


(a) For the period January 1, 1997 through the date of acquisition by TMP, of Austin Knight on August 26, 1997.


(b) To record amortization of intangibles arising from the acquisition of Austin Knight, as if such acquisition occurred on January 1, 1997. Such amortization is based on a 30 year life and is computed on an intangible asset of $59,523, amortized for eight months.

(c) To record interest expense on borrowings in connection with the acquisition of Austin Knight, as if such acquisition occurred on January 1, 1997. Debt of $47,208 at 9.2% for eight months.

(d) To record the tax benefit on interest expense of $2,896 on borrowings for the acquisition of Austin Knight, at an estimated tax rate of 40%.

(e) Gives effect to the 6,161 additional shares expected to be issued in connection with the proposed transaction.

                               TMP WORLDWIDE INC.


              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                           TMP         MORGAN & BANKS    PRO FORMA
                                                                      WORLDWIDE INC.      LIMITED        COMBINED
                                                                      --------------  ----------------  -----------
Revenue:
  Commissions and fees..............................................   $    162,631     $     61,084     $ 223,715
  Temporary contracting.............................................        --               113,299       113,299
                                                                      --------------        --------    -----------
      Total revenue.................................................        162,631          174,383       337,014
                                                                      --------------        --------    -----------
Operating expenses:
  Salaries and related costs........................................         80,291           45,507       125,798
  Temporary contracting costs.......................................             --           93,585        93,585
  Office and general................................................         60,101           21,944        82,045
  Amortization of intangibles.......................................          4,440              292         4,732
  Special compensation..............................................         52,019          --             52,019
                                                                      --------------        --------    -----------
      Total operating expenses......................................        196,851          161,328       358,179
                                                                      --------------        --------    -----------
Operating income (loss).............................................        (34,220)          13,055       (21,165)
Interest expense, net...............................................        (14,265)             (27)      (14,292)
Other income (expense), net.........................................           (164)             141           (23)
                                                                      --------------        --------    -----------
Income (loss) before provision for income taxes, minority interests
  and equity in earnings of affiliates..............................        (48,649)          13,169       (35,480)
Provision for income taxes..........................................          3,270            4,812         8,082
Minority interests..................................................            434              583         1,017
Equity in earnings of affiliates....................................            114          --                114
                                                                      --------------        --------    -----------
Net income (loss)...................................................        (52,239)           7,774       (44,465)
Preferred stock dividends...........................................           (210)         --               (210)
                                                                      --------------        --------    -----------
Net income (loss) applicable to common and Class B common
  stockholders......................................................   $    (52,449)    $      7,774     $ (44,675)
                                                                      --------------        --------    -----------
                                                                      --------------        --------    -----------
Net income (loss) per common and Class B common share:
  Basic.............................................................   $      (2.72)                     $   (1.75)
  Diluted...........................................................   $      (2.72)                     $   (1.75)
Weighted average shares outstanding:
  Basic.............................................................         19,299                         25,460(a)
  Diluted...........................................................         19,299                         25,460(a)

Pro forma:
  Historical net income (loss) applicable to common and Class B
    common stockholders.............................................   $    (52,449)    $      7,774     $ (44,675)
  Pro forma adjustment for special compensation.....................         52,019               --        52,019
  Pro forma adjustment for interest.................................          2,603               --         2,603
                                                                      --------------        --------    -----------
Pro forma net income applicable to common and Class B common
  stockholders......................................................   $      2,173     $      7,774     $   9,947
                                                                      --------------        --------    -----------
                                                                      --------------        --------    -----------
Pro forma net income per common and Class B common share:
  Basic.............................................................   $       0.11                      $    0.39
  Diluted...........................................................   $       0.11                      $    0.38
Weighted average shares outstanding:
  Basic.............................................................         19,299                         25,460(a)
  Diluted...........................................................         19,732                         25,893(a)


------------------------

(a) Gives effect to the 6,161 additional shares expected to be issued in connection with the proposed transaction.

                               TMP WORLDWIDE INC.


              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1995

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                           TMP         MORGAN & BANKS    PRO FORMA
                                                                      WORLDWIDE INC.      LIMITED        COMBINED
                                                                      --------------  ----------------  -----------
Revenue:
  Commissions and fees..............................................   $    123,907     $     44,881     $ 168,788
  Temporary contracting.............................................        --                61,768        61,768
                                                                      --------------        --------    -----------
      Total revenue.................................................        123,907          106,649       230,556
                                                                      --------------        --------    -----------
Operating expenses:
  Salaries and related costs........................................         58,329           31,701        90,030
  Temporary contracting costs.......................................        --                49,503        49,503
  Office and general................................................         43,432           17,032        60,464
  Amortization of intangibles.......................................          3,237              118         3,355
                                                                      --------------        --------    -----------
      Total operating expenses......................................        104,998           98,354       203,352
                                                                      --------------        --------    -----------
Operating income....................................................         18,909            8,295        27,204
Interest income (expense), net......................................        (10,894)              77       (10,817)
Other income, net...................................................            150              123           273
                                                                      --------------        --------    -----------
Income before provision for income taxes, minority interests and
  equity in losses of affiliates....................................          8,165            8,495        16,660
Provision for income taxes..........................................          4,222            3,136         7,358
Minority interests..................................................            435              326           761
Equity in losses of affiliates......................................           (279)         --               (279)
                                                                      --------------        --------    -----------
Net income..........................................................          3,229            5,033         8,262
Preferred stock dividends...........................................           (210)         --               (210)
                                                                      --------------        --------    -----------
Net income applicable to common and Class B common stockholders.....   $      3,019     $      5,033     $   8,052
                                                                      --------------        --------    -----------
                                                                      --------------        --------    -----------
Net income per common and Class B common share:
  Basic.............................................................   $       0.16                      $    0.32
  Diluted...........................................................   $       0.15                      $    0.31
Weighted average shares outstanding:
  Basic.............................................................         19,064                         25,225(a)
  Diluted...........................................................         19,355                         25,516(a)

------------------------

(a) Gives effect to the 6,161 additional shares expected to be issued in connection with the proposed transaction.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                                DIVIDEND POLICY

    TMP has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that all future earnings will be retained by the Company to support its growth strategy. Accordingly, TMP does not anticipate paying cash dividends on the Common Stock for the foreseeable future. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, contractual restrictions and general business conditions. The Company's financing agreement prohibits the payment of dividends on Common Stock.

                          PRICE RANGE OF COMMON STOCK

    The Common Stock is quoted on the Nasdaq National Market under the symbol "TMPW." The Common Stock was initially offered to the public on December 12, 1996 at $14.00 per share. The following table sets forth for the periods indicated the high and low reported sale prices per share for the Common Stock as reported by the Nasdaq National Market.

YEAR ENDED DECEMBER 31, 1998                                                   HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
First Quarter..............................................................  $   32.62  $   21.62
Second Quarter.............................................................  $   34.88  $   24.75
Third Quarter (through September 11, 1998).................................  $   39.19  $   28.50
                                                                             ---------  ---------

YEAR ENDED DECEMBER 31, 1997                                                   HIGH        LOW
---------------------------------------------------------------------------  ---------  ---------
First Quarter..............................................................  $   22.00  $   12.88
Second Quarter.............................................................  $   24.25  $   17.00
Third Quarter..............................................................  $   25.62  $   19.00
Fourth Quarter.............................................................  $   28.75  $   15.00

    The number of stockholders of record of Common Stock on September 4, 1998 was 379. On September 11, 1998, the last reported sale price of the Common Stock as reported by the Nasdaq National Market was $29.75.

                              SELLING STOCKHOLDERS

    The following table sets forth information as of September 1, 1998, except as otherwise noted, with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders. All of the shares offered hereby were acquired by the Selling Stockholders from the Company pursuant to the acquisition of Johnson, Smith & Knisely, Inc. and TASA. See "Recent Developments." Except for Gary Knisely, who currently owns 2.7% of the Common Stock and who will own 2.2% of the Common Stock after his sale of 150,000 shares of Common Stock hereby, no other Selling Stockholder owns more than one percent of the outstanding Common Stock.

                                                            NUMBER OF SHARES                    NUMBER OF SHARES
                                                            OF COMMON STOCK   NUMBER OF SHARES  OF COMMON STOCK
                                                              BENEFICIALLY    OF COMMON STOCK     BENEFICIALLY
                                                             OWNED PRIOR TO      REGISTERED       OWNED AFTER
SELLING STOCKHOLDER                                             OFFERING           HEREIN         OFFERING(2)
----------------------------------------------------------  ----------------  ----------------  ----------------
Gary Knisely (1)..........................................        771,353           150,000           621,353
Pierre Aussure............................................         44,839            44,839                 0
Gerhard Bartels...........................................         51,244            51,244                 0
David Kenneth Bray........................................          6,405             6,405                 0
The TASA Ltd. Self Administered Pension Plan
  F/B/O David Kenneth Bray................................         35,230            35,230                 0
Charles Marie Brusselmans.................................          9,608             9,608                 0
Neil Campbell Callie......................................         12,811            12,811                 0
Remtor Nominees Pty. Ltd.
  F/B/O Trevor Morton Clark...............................          3,202             3,202                 0
Jo Carol Conover                                                    9,608             9,608                 0
Manuel Gutierrez Cortines.................................         64,056            64,056                 0
Edgar S.K. Dammroff.......................................         32,028            32,028                 0
Victor Carlos Dana........................................         48,042            48,042                 0
The TASA Ltd. Self Administered Pension Plan
  F/B/O Fiona Mary Hilton Darby...........................         38,433            38,433                 0
Herman DeKesel............................................         51,244            51,244                 0
James P. Demchak..........................................         41,636            41,636                 0
Trevor M. Dunn............................................          6,405             6,405                 0
Luis Escudero Ygartua.....................................         32,028            32,028                 0
Joaquim Espriu Malagelada.................................         54,447            54,447                 0
Juan Manuel Farias Gutierrez..............................         25,622            25,622                 0
The TASA Ltd. Self Administered Pension Plan
  F/B/O Patrick John Michael Fearon.......................         41,636            41,636                 0
Richard L. Fleming........................................          3,202             3,202                 0
Michael Franzino..........................................         44,839            44,839                 0
Vito Gioia................................................         54,447            54,447                 0
Duane R. Goar.............................................         41,636            41,636                 0
Frans Jacob Gosses........................................          6,405             6,405                 0
Christian A.F. Groh.......................................          9,608             9,608                 0
Luminoz Staff Superannuation Fund
  F/B/O R. Neil Hatherly..................................          9,608             9,608                 0
RJ & SG Ingersoll Superannuation Fund
  F/B/O Russel J. Ingersoll...............................         19,216            19,216                 0

                                                            NUMBER OF SHARES                    NUMBER OF SHARES
                                                            OF COMMON STOCK   NUMBER OF SHARES  OF COMMON STOCK
                                                              BENEFICIALLY    OF COMMON STOCK     BENEFICIALLY
                                                             OWNED PRIOR TO      REGISTERED       OWNED AFTER
SELLING STOCKHOLDER                                             OFFERING           HEREIN         OFFERING(2)
----------------------------------------------------------  ----------------  ----------------  ----------------
Phoenix Holdings Pty. Ltd.
  F/B/O Russel J. Ingersoll...............................         16,014            16,014                 0
Klaus Jacobs..............................................         64,056            64,056                 0
Thomas R. Keller..........................................         41,636            41,636                 0
Dag Einhard Kremer-Nehring................................          9,608             9,608                 0
Michel LeGuillou..........................................          6,405             6,405                 0
Harvey D. Letcher.........................................         16,014            16,014                 0
Claudia K. Liebesny.......................................         12,811            12,811                 0
David H. W. Lowry.........................................         35,230            35,230                 0
Peter Magnet..............................................         64,056            64,056                 0
Bernhard Mahlo............................................          9,608             9,608                 0
Warren L. McGregor........................................         32,028            32,028                 0
John McLaughlin...........................................         70,461            70,461                 0
Massimo Misticoni.........................................         16,014            16,014                 0
Maria Elena Quijada Cordero...............................          6,405             6,405                 0
Terteducon Pty. Ltd.
  F/B/O Gregor A. Ramsey..................................          6,405             6,405                 0
Reinhard Fritz Rijke......................................         76,867            76,867                 0
Herbert Schmaderer........................................         32,028            32,028                 0
The TASA Self Administered Pension Plan
  F/B/O Andrew R.F. Simpson...............................         41,636            41,636                 0
Michael T.D. Squires......................................         64,056            64,056                 0
John Barrett Strickland...................................         51,244            51,244                 0
Hans Uher.................................................         32,028            32,028                 0
Van Es Superannuation Fund................................         12,811            12,811                 0
Strathwood Unit Trust
  F/B/O Alan R. Van Es....................................         19,216            19,216                 0
Victoriano Vila Vilar.....................................         12,811            12,811                 0
Robert Bruce Whaley.......................................          9,608             9,608                 0
Jeffrey C. Wierichs.......................................          6,405             6,405                 0
Gabriele D.E. Willner-Lange...............................         57,650            57,650                 0
Andrea M. Wine............................................         57,650            57,650                 0
J. Herbert Wise...........................................         16,014            16,014                 0
Heinz Henning Witt........................................          9,608             9,608                 0

------------------------

(1) Gary Knisely is CEO of the Company's executive search division.

(2) Assumes that all shares offered by each Selling Stockholder are sold in this offering.

                              PLAN OF DISTRIBUTION

    The Company is registering the shares of Common Stock offered hereby on behalf of the Selling Stockholders. All expenses of the registration of the shares offered hereby are to be borne by the

Company, except that the Selling Stockholders will pay underwriting discounts, selling commissions, and fees and expenses, if any, of counsel or other advisers to the Selling Stockholders.

    The distribution of the shares of Common Stock by the Selling Stockholders (or their respective donees and pledgees) may be effected from time to time in one or more transactions (which may involve block transactions) in the over-the-counter market (including the Nasdaq National Market) or any exchange on which the Common Stock may then be listed, in negotiated transactions, through the writing of options on shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders (or their respective donees and pledgees) may effect such transactions by selling shares to or through broker-dealers, and such broker-dealer may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Stockholders (or their respective donees and pledgees) may also sell such shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act, or may pledge shares as collateral for margin accounts and such shares could be resold pursuant to the terms of such accounts. The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

    Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the shares, such Selling Stockholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which Regulation prohibits, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

    The Selling Stockholders have agreed with the Company not to effect any sale or distribution of Common Stock during any period that is designated by TMP as "restricted" under TMP's normal policies governing sales of Common Stock by its directors, officers and employees. The TASA Stockholders have agreed with the Company not to effect any sale or distribution of Common Stock until after financial results covering at least thirty (30) days of combined operations of TMP and TASA Holding AG after August 31, 1998 are published, and otherwise during any period of time or in a manner which would call into question the accounting treatment of TMP's acquisition of TASA Holding AG as a "pooling-of-interests."

    In order to comply with certain state securities laws, if applicable, the Common Stock will not be sold in a particular state unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

                                 LEGAL MATTERS

    Legal matters relating to the Common Stock have been passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York 10103.

                                    EXPERTS

    The consolidated financial statements and schedule included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, which are incorporated by reference in this Prospectus, have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing. The audited consolidated financial statements of M&B included in this Prospectus and elsewhere in the Registration Statement have been audited by Pannell Kerr Forster, independent chartered accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----

MORGAN & BANKS LIMITED

REPORT OF INDEPENDENT AUDITORS.............................................................................         F-2

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated profit and loss accounts for the years ended 31 March 1998, 1997 and 1996...................         F-3

  Consolidated balance sheets as at 31 March 1998 and 1997.................................................         F-4

  Consolidated cash flow statements for the years ended 31 March 1998, 1997 and 1996.......................         F-5

  Notes to and forming part of the consolidated financial statements for the years ended 31 March, 1998,
    1997 and 1996..........................................................................................         F-6

                    INDEPENDENT AUDITOR'S REPORT TO MEMBERS

SCOPE

    We have audited the financial statements of Morgan & Banks Limited for the financial years ended 31 March 1998, 1997 and 1996 as set out on pages F-3 to F-26. The financial statements include the consolidated accounts of the economic entity comprising the company and the entities it controlled at each year's end or from time to time during the financial year. The company's directors are responsible for the preparation and presentation of the financial statements and the information they contain. We have conducted an independent audit of these financial statements in order to express an opinion on them to the members of the company.

    Our audit has been conducted in accordance with Australian Auditing Standards which do not differ in any material respects from generally accepted auditing standards in the United States of America to provide reasonable assurance as to whether the financial statements are free of material misstatement. Our procedures included examination, on a test basis, of evidence supporting the amounts and other disclosures in the financial statements, and the evaluation of accounting policies and significant accounting estimates. These procedures have been undertaken to form an opinion as to whether, in all material respects, the financial statements are presented fairly in accordance with Australian Accounting Standards and other mandatory professional reporting requirements (Urgent Issues Group Consensus Views) and statutory requirements so as to present a view which is consistent with our understanding of the company's and the economic entity's financial position, and the results of their operations and their cash flows.

    The names of the entities controlled during all or part of, or at the end of, the financial year, but of which we have not acted as auditors are set out in Note 32 to the financial statements. We have, however, received sufficient information and explanations concerning these controlled entities to enable us to form an opinion on the consolidated accounts. The audit opinion expressed in this report has been formed on the above basis.

AUDIT OPINION

    In our opinion, the financial statements of Morgan & Banks Limited are properly drawn up:

(a) so as to give a true and fair view of

    - the state of affairs as at 31 March 1998 and 1997 and the profit and cash flows for the financial years ended 31 March 1998, 1997 and 1996 of the company and the economic entity; and

    - the other matters required by Divisions 4, 4A and 4B of Part 3.6 of the Corporations Law to be dealt with in the financial statements;

(b) in accordance with the provisions of the Corporations Law; and

(c) in accordance with applicable Australian Accounting Standards and other mandatory professional reporting requirements.


                                               /s/ A.P. WHITING
          [LOGO]                               ----------------------------
                                               A.P. Whiting
----------------------------                   Partner
Pannell Kerr Forster
Chartered Accountants
New South Wales Partnership
Sydney, 16 June 1998, except for Note 2 of
Notes to and Forming Part of the Consolidated
Financial Statements, for which the date is
21 September 1998.

                             MORGAN & BANKS LIMITED

                     CONSOLIDATED PROFIT AND LOSS ACCOUNTS

                            (IN AUSTRALIAN DOLLARS)

                                                                                      FOR THE YEAR ENDED 31 MARCH
                                                                                    -------------------------------
                                                                                      1998       1997       1996
                                                                           NOTES      $000       $000       $000
                                                                         ---------  ---------  ---------  ---------
Sales revenue..........................................................          4    330,364    221,467    143,057
                                                                                    ---------  ---------  ---------
Operating profit before depreciation, amortisation, interest and income
  tax..................................................................                25,466     20,002     13,440
Depreciation, amortisation and interest................................                 6,312      3,276      2,046
                                                                                    ---------  ---------  ---------
Operating profit before abnormal items and income tax..................          3     19,154     16,726     11,394
Abnormal loss before income tax........................................          5        703         --         --
                                                                                    ---------  ---------  ---------
Operating profit before income tax.....................................                18,451     16,726     11,394
Income tax attributable to operating profit............................          6      7,220      6,118      4,200
                                                                                    ---------  ---------  ---------
Operating profit after income tax......................................                11,231     10,608      7,194
Outside equity interests in operating profit after income tax..........                   214        741        437
                                                                                    ---------  ---------  ---------
Operating profit after income tax attributable to members of Morgan &
  Banks Limited........................................................                11,017      9,867      6,757
Retained profits at the beginning of the financial year................                 8,699      4,848      2,499
Retrospective adjustments for the introduction of AASB 1028............                    --         --       (123)
                                                                                    ---------  ---------  ---------
Total available for appropriation......................................                19,716     14,715      9,133
Dividends provided for or paid.........................................                 7,190      6,016      4,285
                                                                                    ---------  ---------  ---------
Retained profits at the end of the financial year......................                12,526      8,699      4,848
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

   The above Profit and Loss Accounts are to be read in conjunction with the attached Notes.

                             MORGAN & BANKS LIMITED

                          CONSOLIDATED BALANCE SHEETS

                            (IN AUSTRALIAN DOLLARS)

                                                                                                         AS AT 31 MARCH
                                                                                                      --------------------
                                                                                                        1998       1997
                                                                                              NOTES     $000       $000
                                                                                         -----------  ---------  ---------
CURRENT ASSETS
Cash...................................................................................          22      14,488     11,067
Receivables............................................................................           9      39,446     30,175
Other..................................................................................          10       2,357      1,844
                                                                                                      ---------  ---------
TOTAL CURRENT ASSETS...................................................................                  56,291     43,086
                                                                                                      ---------  ---------
NON-CURRENT ASSETS
Receivables............................................................................          11          46         42
Plant and equipment....................................................................          12      14,152     10,385
Intangibles............................................................................          13       9,308     10,147
Other..................................................................................          14       2,993      2,339
                                                                                                      ---------  ---------
TOTAL NON-CURRENT ASSETS...............................................................                  26,499     22,913
                                                                                                      ---------  ---------
TOTAL ASSETS...........................................................................                  82,790     65,999
                                                                                                      ---------  ---------
CURRENT LIABILITIES
Accounts payable.......................................................................          15      43,665     34,029
Borrowings.............................................................................          16         481        665
Provisions.............................................................................          17       9,530      8,230
                                                                                                      ---------  ---------
TOTAL CURRENT LIABILITIES..............................................................                  53,676     42,924
                                                                                                      ---------  ---------
NON-CURRENT LIABILITIES
Borrowings.............................................................................          18       8,121      5,915
Provisions.............................................................................          19       1,613      1,719
                                                                                                      ---------  ---------
TOTAL NON-CURRENT LIABILITIES..........................................................                   9,734      7,634
                                                                                                      ---------  ---------
TOTAL LIABILITIES......................................................................                  63,410     50,558
                                                                                                      ---------  ---------
NET ASSETS.............................................................................                  19,380     15,441
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------
Shareholders' Equity
Issued capital.........................................................................          21       2,308      2,283
Reserves...............................................................................           8       3,895      3,664
Retained profits.......................................................................                  12,526      8,699
                                                                                                      ---------  ---------
Shareholders' equity attributable to members
  of Morgan & Banks Limited............................................................                  18,729     14,646
Outside equity interests in controlled entities........................................          31         651        795
                                                                                                      ---------  ---------
TOTAL SHAREHOLDERS' EQUITY.............................................................                  19,380     15,441
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------

The above Balance Sheets are to be read in conjunction with the attached Notes.

                             MORGAN & BANKS LIMITED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (IN AUSTRALIAN DOLLARS)

                                                                                        FOR THE YEAR ENDED 31 MARCH
                                                                                     ----------------------------------
                                                                                        1998        1997        1996
                                                                             NOTES      $000        $000        $000
                                                                        -----------  ----------  ----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers...............................................                  322,055     216,454     135,179
Payments to suppliers and employees...................................                 (296,859)   (192,397)   (122,187)
Interest received.....................................................                      188         220         259
Borrowing costs including interest and cost of finance paid...........                     (472)        (99)       (165)
Dividends received....................................................                       --         151          --
Income taxes paid.....................................................                   (7,217)     (6,577)     (4,025)
                                                                                     ----------  ----------  ----------
Net cash provided by operating activities.............................          23(a)     17,695     17,752       9,061
                                                                                     ----------  ----------  ----------
CASH FLOWS TO INVESTING ACTIVITIES
Payments for businesses acquired                                                23(b)         --         --        (102)
Payments for investments in controlled entities.......................          23(b)         --     (6,647)         --
Payments for additional shares in controlled entities.................                     (665)     (1,075)         --
Payment for investments                                                                      --          --      (1,491)
Payment for plant and equipment.......................................                   (9,407)     (4,558)     (4,324)
Proceeds from sale of plant and equipment.............................                      155         104          --
Long-term loans to related bodies corporate...........................                       (4)         --         (61)
                                                                                     ----------  ----------  ----------
Net cash used in investing activities.................................                   (9,921)    (12,176)     (5,978)
                                                                                     ----------  ----------  ----------
CASH FLOWS TO FINANCING ACTIVITIES
Proceeds from borrowings..............................................                    2,900       6,815          --
Repayments of borrowings..............................................                     (179)     (1,500)         --
Payments under hire purchase contracts................................                     (608)       (608)       (359)
Proceeds from exercise of options.....................................                      420          --          --
Dividends paid........................................................                   (7,148)     (5,325)     (4,060)
                                                                                     ----------  ----------  ----------
Net cash used in financing activities.................................                   (4,615)       (618)     (4,419)
                                                                                     ----------  ----------  ----------
Net increase (decrease) in cash held..................................                    3,159       4,958      (1,336)
Cash at the beginning of the year.....................................                   11,067       6,141       7,514
Effects of exchange rate changes on the balances of cash held in
  foreign currencies at the beginning of the year.....................                      262         (32)        (37)
                                                                                     ----------  ----------  ----------
Cash at the end of the year...........................................          22       14,488      11,067       6,141
                                                                                     ----------  ----------  ----------
                                                                                     ----------  ----------  ----------
Non-cash financing and investing activities...........................          23(c)
Financing arrangements................................................          23(d)

   The above Statements of Cash Flows are to be read in conjunction with the attached Notes.

                             MORGAN & BANKS LIMITED

       NOTES TO AND FORMING PART OF THE CONSOLIDATED FINANCIAL STATEMENTS

                            (IN AUSTRALIAN DOLLARS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The principal accounting policies adopted by the economic entity comprising the chief entity Morgan & Banks Limited and its controlled entities are stated in order to assist in a general understanding of the financial statements. These policies have been consistently applied except as otherwise indicated.

    The financial statements, which constitute a general purpose financial report, have been drawn up in accordance with applicable Accounting Standards and other mandatory professional requirements, and comply with other requirements of the law.

ACCOUNTS PAYABLE

    Accounts payable represent the principal amounts outstanding at balance date. The carrying amounts of accounts payable approximate net fair values.

NON-CURRENT ASSETS

    The carrying amounts of non-current assets do not exceed the net amounts that are expected to be recovered through the cash inflows and outflows arising from their continued use and subsequent disposal. The expected net cash flows included in determining the recoverable amount have not been discounted to their present values.

DEPRECIATION AND AMORTISATION OF PLANT AND EQUIPMENT

    Items of plant and equipment are depreciated over their estimated useful lives using the straight line method. Leasehold improvements are amortised over the period of the lease.

GOODWILL

    Goodwill, representing the excess of the cost of acquisition over the fair values of the net assets acquired, is being amortised over the period of time during which benefits are expected to arise. The period over which goodwill is being amortised is reviewed annually and does not exceed 20 years.

RECEIVABLES

    Trade accounts receivable, amounts due from related parties and other receivables represent the principal amounts due at balance date less any provisions for doubtful debts and approximate net fair value.

EMPLOYEE ENTITLEMENTS

    AASB 1028 Accounting for Employee Entitlements was adopted as at 1 April 1995. The net effect of the adoption was accounted for against profits at that date. The adjustment to retained profits net of the tax effect of $69,000 was $123,000.

REVENUE RECOGNITION

    Income from contracting activities is brought to account when earned. All other fee income is brought to account when billed.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SUPERANNUATION

    The economic entity contributes to superannuation funds which provide benefits to employees and contractors and their dependants on retirement, total and permanent disability or death. The economic entity's commitment in respect of these accumulation funds is limited to making the specified contributions as required by the relevant award and legislation. The economic entity's contributions to the superannuation funds are expensed in the profit and loss accounts as incurred.

TRANSLATION OF FOREIGN CURRENCY TRANSACTION

    Transactions in foreign currencies are initially measured and brought to account at the rate of exchange in affect at the date of each transaction.

    As foreign controlled entities are self sustaining, the assets and liabilities are translated into Australian currency at rates of exchange current at balance date, while its revenue and expenses are translated at the average of rates ruling during the year. Exchange differences arising on translation are taken to the foreign currency translation reserve.

    Foreign currency monetary items outstanding at balance date have been translated at the spot rates current at balance date.

    Exchange differences arising on the translation of foreign currency borrowings designated as hedges of investments in controlled foreign entities are taken to the foreign currency translation reserve.

BORROWINGS

    Bank loans are recognised in the financial statements on the basis of the nominal amounts outstanding at balance date plus accrued interest. The carrying amounts of borrowings approximate net fair values.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 2. RECONCILIATIONS FROM AUSTRALIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES TO US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

Reconciliation of operating profit after income tax for the year ended 31 March,

                                                                                      1998       1997       1996
                                                                                      $000       $000       $000
                                                                                    ---------  ---------  ---------
Operating profit after income tax attributable to members of
  Morgan & Banks Limited..........................................................     11,017      9,867      6,757
Deferred income taxes.............................................................         --          7         (7)
                                                                                    ---------  ---------  ---------
Net income in accordance with US Generally
  Accepted Accounting Principles..................................................     11,017      9,874      6,750
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

Reconciliation of shareholders' equity at 31 March,

                                                                                      1998       1997       1996
                                                                                      $000       $000       $000
                                                                                    ---------  ---------  ---------
Shareholders' equity attributable to members of
  Morgan & Banks Limited..........................................................     18,729     14,646      9,495
Deferred income taxes.............................................................         --         --          7
                                                                                    ---------  ---------  ---------
Shareholders' equity in accordance with US Generally
  Accepted Accounting Principles..................................................     18,729     14,646      9,502
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    Generally accepted accounting principles in Australia ("Australian GAAP") as utilized by the Company differ in certain respects from generally accepted accounting principles in the United States ("US GAAP"). With respect to the Company's financial statements, these differences primarily relate to accounting for income taxes. Australian GAAP stipulates that an announcement of the Government's intention to change the rate of company income tax in advance of the periods in which the change will apply is adequate evidence for deferred tax balances to be restated. US GAAP requires the adjustment in the year that a change in tax rate is effective.

    The provision for employee entitlements prepared in accordance with AASB 1028 "Accounting for Employee Entitlements" substantially approximates the required provision under US GAAP. As such the provision for employee entitlements for 1996, 1997 and 1998 as prepared under Australian GAAP require no adjustment. In order to reflect the adoption of AASB 1028 in 1996, and therefore US GAAP in preceding years, the adjustment booked through opening retained profits in 1996 has been reversed and effected through net income in 1994 and 1995.

    Under Australian GAAP, companies were not allowed to use the equity method of accounting for investments in associates in the consolidated profit and loss statement or balance sheet. Instead companies record the investment at cost and bring to account dividend income. US GAAP requires investments in associates to be accounted for under the equity method after elimination of unrealised profits on transactions with associates. The adjustment was not material and therefore not included in the summary of differences.

    Under Australian GAAP, no cost attributable to executive options has been recognised in the profit and loss statement. Under US GAAP the compensation cost is zero for each year ended to date.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 3. OPERATING PROFIT

                                                                                     FOR THE YEAR ENDED 31 MARCH
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
Operating profit before income tax has been determined after:

(A) CREDITING AS REVENUE:
Dividends received/receivable
  Associated entities............................................................         --        151        189
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Interest:
  Others.........................................................................        188        229        259
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
(B) CHARGING AS EXPENSE:
Net expenses resulting from movements in provision for:
  Amortisation of goodwill.......................................................        782        274        158
  Amortisation of leasehold improvements.........................................      1,318        565        299
  Depreciation of plant and equipment............................................      3,866      2,402      1,692
  Employee entitlements..........................................................        204        748        278
                                                                                   ---------  ---------  ---------
                                                                                       6,170      3,989      2,427
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Borrowing Costs:
  Interest expense other persons.................................................        440        116         --
  Hire purchase interest charges.................................................         94        147        156
                                                                                   ---------  ---------  ---------
                                                                                         534        263        156
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Other:
  Net bad and doubtful debts expense.............................................        814        671        781
  Goodwill written off...........................................................         --         97         --
  (Gain) loss on sales/write-off of plant & equipment............................         (1)       (11)        24
  Operating lease rental expense.................................................      7,293      5,493      3,769
                                                                                   ---------  ---------  ---------
                                                                                       8,106      6,250      4,574
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NOTE 4. OPERATING REVENUE

                                                                                     FOR THE YEAR ENDED 31 MARCH
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
Sales revenue....................................................................    330,364    221,467    143,057
Interest.........................................................................        188        229        259
Dividends........................................................................         --        151        189
Proceeds from sales of non-current assets........................................        155        104         --
                                                                                   ---------  ---------  ---------
Total operating revenue..........................................................    330,707    221,951    143,505
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 5. ABNORMAL ITEM

                                                                                     FOR THE YEAR ENDED 31 MARCH
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
INDONESIAN OPERATION
Set-up of operations.............................................................        494         --         --
Office closure costs.............................................................        209         --         --
                                                                                   ---------  ---------  ---------
                                                                                         703         --         --
Income tax expense...............................................................          8         --         --
Outside equity interest..........................................................         (2)        --         --
                                                                                   ---------  ---------  ---------
                                                                                         709         --         --
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NOTE 6. INCOME TAX

                                                                                     FOR THE YEAR ENDED 31 MARCH
                                                                                   -------------------------------
                                                                                     1998       1997       1996
                                                                                     $000       $000       $000
                                                                                   ---------  ---------  ---------
The amount provided in respect of income tax differs from the amount prima facie payable on operating profit. The difference is reconciled as follows:
Prima facie tax on operating profit at 36%.......................................      6,642      6,021      4,102
Add tax effect of:
  (Over)/Under provision in prior years..........................................        (35)        95         --
  Entertainment not allowable....................................................        181        174        194
  Goodwill amortisation..........................................................        266         93         57
  Non-deductible expenses........................................................         30        114         23
  Abnormal item not allowable (Note 5)...........................................          8         --         --
Deduct tax effect of:
  Overseas income tax differential...............................................        128       (334)       (78)
  Non-assessable profit of overseas subsidiaries.................................         --         --        (30)
  Exempt income..................................................................         --        (45)       (68)
                                                                                   ---------  ---------  ---------
Income tax attributable to operating profit......................................      7,220      6,118      4,200
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

NOTE 7. EVENTS SUBSEQUENT TO BALANCE DATE

    No matter or circumstance has arisen since the end of the financial year that has significantly affected or may significantly affect the operations of the economic entity, the results of those operations, or the state of affairs of the economic entity, in subsequent financial years.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 8. RESERVES

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Share premium account..........................................................................      4,204      3,809
Foreign currency translation reserve...........................................................       (309)      (145)
                                                                                                 ---------  ---------
                                                                                                     3,895      3,664
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
MOVEMENTS IN RESERVES
Share premium account:
  Balance at beginning of the financial year...................................................      3,809      2,399
  Exercise of 250,000 options at a premium of $1.58 per share..................................        395         --
  Issue of 275,170 ordinary shares at a premium of $5.124 per share............................         --      1,410
                                                                                                 ---------  ---------
  Balance at end of the financial year.........................................................      4,204      3,809
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Foreign currency translation reserve:
  Balance at beginning of the financial year...................................................       (145)        (7)
  Exchange differences arising from the translation of the net assets of self-sustaining
    foreign operations.........................................................................       (164)      (138)
                                                                                                 ---------  ---------
Balance at end of the financial year...........................................................       (309)      (145)
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

NOTE 9. CURRENT RECEIVABLES

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Trade accounts receivable......................................................................     40,422     31,374
Provision for doubtful debts...................................................................     (2,012)    (1,837)
                                                                                                 ---------  ---------
                                                                                                    38,410     29,537
Non-trade accounts receivable from:
  Other debtors................................................................................      1,036        638
                                                                                                 ---------  ---------
                                                                                                    39,446     30,175
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Amounts receivable in foreign currencies
  New Zealand dollars..........................................................................      6,137      4,789
  British pounds...............................................................................      1,980      1,814
  Singapore dollars............................................................................        568      1,447
  Hong Kong dollars............................................................................      1,352      1,736

  Trade accounts receivable are subject to normal terms of trade which provide for settlement within seven to fourteen days. Non-trade accounts receivable are due within various periods of less than 12 months.

NOTE 10. OTHER CURRENT ASSETS

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Prepayments....................................................................................      2,357      1,844
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 11. NON-CURRENT RECEIVABLES

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Loans to related bodies corporate..............................................................         46         42
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

NOTE 12. PLANT AND EQUIPMENT

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Leasehold improvements
  At cost......................................................................................      6,992      3,421
  Provision for amortisation...................................................................      2,535      1,172
                                                                                                 ---------  ---------
                                                                                                     4,457      2,249
                                                                                                 ---------  ---------
Plant and equipment
  At cost......................................................................................     19,882     14,364
  Provision for depreciation...................................................................     10,187      6,228
                                                                                                 ---------  ---------
                                                                                                     9,695      8,136
                                                                                                 ---------  ---------
Total plant and equipment at cost..............................................................     26,874     17,785
Provision for depreciation and amortisation....................................................     12,722      7,400
                                                                                                 ---------  ---------
                                                                                                    14,152     10,385
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

NOTE 13. INTANGIBLES

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Goodwill--at cost..............................................................................     10,551     10,608
Accumulated amortisation.......................................................................      1,243        461
                                                                                                 ---------  ---------
                                                                                                     9,308     10,147
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 14. OTHER NON-CURRENT ASSETS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Future income tax benefits -- timing differences..............................................       2,684        2,339
                       -- tax losses..........................................................         309           --
                                                                                                -----------  -----------
                                                                                                     2,993        2,339
                                                                                                -----------  -----------
                                                                                                -----------  -----------

NOTE 15. CURRENT ACCOUNTS PAYABLE

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Trade accounts payable........................................................................       6,683        4,264
Other creditors:
  Commissions/bonus accrual...................................................................      13,108       10,392
  On hire contractors, wages..................................................................      11,412        9,876
  Employee related taxes accrued..............................................................       3,190        1,370
  Other general accruals......................................................................       9,272        8,127
                                                                                                -----------  -----------
                                                                                                    43,665       34,029
                                                                                                -----------  -----------
                                                                                                -----------  -----------
Amounts payable in foreign currencies:
  New Zealand dollars.........................................................................       7,089        6,032
  British pounds..............................................................................       3,589        2,898
  Singapore dollars...........................................................................         746          548
  Hong Kong dollars...........................................................................         740          848

NOTE 16. CURRENT BORROWINGS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Hire purchase creditors (Note 24)--secured*...................................................         481          486
Bank loan--secured............................................................................      --              179
                                                                                                -----------  -----------
                                                                                                       481          665
                                                                                                -----------  -----------
                                                                                                -----------  -----------

------------------------

* Partly secured by a first ranking fixed charge over the book debts of the chief entity to an amount of $1 million, and also secured by the assets acquired.

NOTE 17. CURRENT PROVISIONS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Dividends.....................................................................................       3,497        3,196
Taxation......................................................................................       4,581        3,772
Employee entitlements.........................................................................       1,452        1,262
                                                                                                -----------  -----------
                                                                                                     9,530        8,230
                                                                                                -----------  -----------
                                                                                                -----------  -----------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 18. NON-CURRENT BORROWINGS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Hire purchase creditors (Note 24)--secured*...................................................          91          600
Commercial bills--unsecured (Note 23(d))......................................................       8,030        5,315
                                                                                                -----------  -----------
                                                                                                     8,121        5,915
                                                                                                -----------  -----------
                                                                                                -----------  -----------

------------------------

* Partly secured by a first ranking fixed charge over the book debts of the chief entity to an amount of $1 million, and also secured by the assets acquired.

NOTE 19. NON-CURRENT PROVISIONS

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
Employee entitlements.........................................................................         996          983
Deferred income taxation......................................................................         617          736
                                                                                                -----------  -----------
                                                                                                     1,613        1,719
                                                                                                -----------  -----------
                                                                                                -----------  -----------

NOTE 20. FOREIGN CURRENCY MONETARY ITEMS

    Current and non-current assets and liabilities not effectively hedged to a date at least 12 months after balance date:

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
British pounds:
  Current assets..............................................................................       1,029          577
  Non-current assets..........................................................................         729          636
                                                                                                -----------  -----------
                                                                                                     1,758        1,213
                                                                                                -----------  -----------
                                                                                                -----------  -----------
New Zealand dollars:
  Non-current assets..........................................................................       8,658       10,629
  Current liabilities.........................................................................      (7,139)      (7,452)
                                                                                                -----------  -----------
                                                                                                     1,519        3,177
                                                                                                -----------  -----------
                                                                                                -----------  -----------
Hong Kong dollars:
  Current assets..............................................................................       1,433          930
  Non-current assets..........................................................................         345          441
                                                                                                -----------  -----------
                                                                                                     1,778        1,371
                                                                                                -----------  -----------
                                                                                                -----------  -----------
Singapore dollars:
  Current assets..............................................................................         256          966
  Non-current assets..........................................................................         389          216
                                                                                                -----------  -----------
                                                                                                       645        1,182
                                                                                                -----------  -----------
                                                                                                -----------  -----------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 21. ISSUED CAPITAL

    The Shareholders of the company approved a capital reconstruction of three-new-shares-for-one-old at a General Shareholders' Meeting on 25 February 1998.

                                                                                                     AS AT 31 MARCH
                                                                                                ------------------------
                                                                                                   1998         1997
                                                                                                   $000         $000
                                                                                                -----------  -----------
  ISSUED
  Ordinary shares:
    69,239,148 (1997: 22,829,716) ordinary shares of 3.33 cents (1997: 10 cents) each fully
    paid......................................................................................       2,308        2,283
                                                                                                -----------  -----------
                                                                                                -----------  -----------
  Shares issued (all issued prior to capital reconstruction):
    During the current year 250,000 ordinary shares of $0.10 each were issued at a premium of
    $1.58 per share following the exercise of options.........................................          25           --
                                                                                                -----------  -----------
                                                                                                -----------  -----------
  During the prior year 275,170 ordinary shares of $0.10 each were issued at a premium of
    $5.124 per share as partial consideration for the acquisition of 64.5% of Morgan & Banks
    Limited, New Zealand......................................................................          --           28
                                                                                                -----------  -----------
                                                                                                -----------  -----------

OPTIONS

    Prior to the capital reconstruction and during the year 788,750 options were issued under the Morgan & Banks Employee Share Option Scheme and 530,000 options were issued under the new Morgan & Banks Executive Option Plan. Of such amounts, 188,500 options (1997: 212,250) were forfeited under the Morgan & Banks Employee Share Option Scheme and 50,000 were forfeited under the Morgan & Banks Executive Option Plan. During the year ended March 31, 1998, 250,000 options were exercised. As at 31 March 1998, unissued shares, following the capital reconstruction, under all option plans were as follows:

              SHARES UNDER   EXERCISE           EXERCISE
ISSUE DATE       OPTION        PRICE             PERIOD
------------  -------------  ---------  ------------------------
  10/11/1994       600,000   $  0.5600     10/11/1997-09/11/1999
  21/04/1995       769,875   $  0.5233     21/04/1998-20/04/2000
  19/08/1996     1,863,000   $  1.2167     19/08/1999-17/08/2001
  17/10/1997     1,440,000   $  3.4733     17/10/2000-17/10/2002

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 22. CASH

                                                                                                    AS AT 31 MARCH
                                                                                                 --------------------
                                                                                                   1998       1997
                                                                                                   $000       $000
                                                                                                 ---------  ---------
Cash...........................................................................................      7,671      8,076
Short-term deposits............................................................................      6,817      2,991
                                                                                                 ---------  ---------
                                                                                                    14,488     11,067
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    For the purposes of the statements of cash flows, cash includes cash on hand and in banks and investments in money market instruments, net of outstanding bank overdrafts.

    The average floating interest rate for short-term deposits is 5.39%.

NOTE 23. NOTES TO THE STATEMENTS OF CASH FLOWS

(A) RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO OPERATING PROFIT AFTER INCOME TAX:

                                                                                         FOR THE YEAR ENDED 31 MARCH
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                         $000       $000       $000
                                                                                       ---------  ---------  ---------
Operating profit after income tax....................................................     11,231     10,608      7,194
  Depreciation and amortisation......................................................      5,184      2,967      1,991
  Amortisation of goodwill...........................................................        782        274        158
  Goodwill written-off...............................................................         --         97         --
  Hire purchase interest charges.....................................................         94        146         --
  (Gain) loss on sales/write-off of non-current assets...............................         (1)       (11)        24
  Provision for doubtful debts.......................................................        175        216        550
  Abnormal item......................................................................        198         --         --
Changes in assets and liabilities net of effects of
  purchases of new businesses:
  Increase/(decrease) in income taxes payable........................................        787       (124)       771
  (Decrease)/increase in provision for deferred income tax...........................       (120)       254       (135)
  (Increase) in future income tax benefit............................................       (664)      (590)      (461)
  (Increase) in trade debtors........................................................     (8,675)    (5,013)    (7,878)
  (Increase) in other debtors and prepayments........................................       (910)      (684)      (375)
  Increase in trade creditors........................................................      2,482      1,487      1,111
  Increase in other creditors........................................................      6,928      7,377      5,857
  Decrease in lease liabilities                                                               --         --        (24)
  Increase in employee entitlements..................................................        204        748        278
                                                                                       ---------  ---------  ---------
Net cash provided by operating activities............................................     17,695     17,752      9,061
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

(B) ENTITIES ACQUIRED

    During the 1997 financial year the economic entity acquired the remaining 71.38% interest in Morgan & Banks, New Zealand in a number of stages. These acquisitions were financed through the issue of shares and cash as detailed below. As a result of the issue of shares, the chief entity became the beneficial owner of 16.1% of the issued capital of Morgan & Banks, New Zealand. This beneficial ownership was on-sold at

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 23. NOTES TO THE STATEMENTS OF CASH FLOWS (CONTINUED) cost to Maldon Holdings Limited, a wholly owned controlled entity, and therefore not reflected in the statements of cash flows.

    During the 1996 financial year, the economic entity acquired the trading operations of Westside Employment (Aust) Pty Limited.

    Details of the acquisitions are as follows:

                                                                                        FOR THE YEAR ENDED 31 MARCH
                                                                                     ---------------------------------
                                                                                       1998       1997        1996
                                                                                       $000       $000        $000
                                                                                     ---------  ---------     -----
Consideration
  275,170 ordinary shares of Morgan & Banks Limited issued at
    $5.224 per share...............................................................         --      1,437          --
  Cash.............................................................................         --      7,557         102
                                                                                     ---------  ---------         ---
                                                                                            --      8,994         102
Equity interest at date of acquisition.............................................         --      1,491          --
                                                                                     ---------  ---------         ---
                                                                                            --     10,485         102
                                                                                     ---------  ---------         ---
                                                                                     ---------  ---------         ---
Fair value of net assets acquired
  Current Assets
    Cash...........................................................................         --        910          --
    Trade debtors..................................................................         --      3,947          --
    Sundry debtors and prepayments.................................................         --        264          --
  Non-Current Assets
    Plant and equipment............................................................         --      1,792          --
    Intangible assets..............................................................         --        929          --
    Investments....................................................................         --         68          --
    Future income tax benefit......................................................         --        346          --
  Current Liabilities
    Trade creditors................................................................         --     (1,194)         --
    Provisions and accruals........................................................         --     (3,816)         --
    Related party payable..........................................................         --        (19)         --
    Bank loan--secured.............................................................         --       (179)         --
                                                                                     ---------  ---------         ---
  Net assets acquired..............................................................         --      3,048          --
  Goodwill on acquisition..........................................................         --      7,437         102
                                                                                     ---------  ---------         ---
                                                                                            --     10,485         102
                                                                                     ---------  ---------         ---
Cash consideration.................................................................         --      7,557         102
Less: Cash balances acquired.......................................................         --        910          --
                                                                                     ---------  ---------         ---
Cash outflow.......................................................................         --      6,647         102
                                                                                     ---------  ---------         ---
                                                                                     ---------  ---------         ---

    On 1 April 1997, an additional 7.5% of the ordinary shares of Morgan & Banks (Hong Kong) Limited was acquired.

    On 24 January 1997, an additional 16.5% of the ordinary shares of Morgan & Banks (Hong Kong) Limited was also acquired.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 23. NOTES TO THE STATEMENTS OF CASH FLOWS (CONTINUED)
(C) NON-CASH FINANCING AND INVESTING ACTIVITIES

    During the 1997 financial year the chief entity acquired plant and equipment with an aggregate fair value of $72,315 (1996: $814,440) by means of hire purchase contracts. During the 1997 financial year the chief entity issued 275,170 ordinary shares as part consideration of the acquisition of 64.5% of the ordinary shares of Morgan & Banks Limited, New Zealand (refer to Note 23(b)). These transactions are not reflected in the statements of cash flows.

(D) FINANCING ARRANGEMENTS

                                                                                       FOR THE YEAR ENDED 31 MARCH
                                                                                     -------------------------------
                                                                                       1998       1997       1996
                                                                                       $000       $000       $000
                                                                                     ---------  ---------  ---------
FACILITIES SUMMARY
Bank loan facilities...............................................................         --        179         --
Fixed rate commercial bill facility................................................      2,500         --         --
Fixed and variable rate commercial bill acceptance/discount facility...............      2,630      5,675         --
Interchangeable overdraft or fixed and variable rate commercial bill
  acceptance/discount facility.....................................................      8,196      1,992         --
Overdraft facilities...............................................................         --        447      2,000
                                                                                     ---------  ---------  ---------
                                                                                        13,326      8,293      2,000
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
USED AT BALANCE DATE
Bank loan facilities...............................................................         --        179         --
Fixed rate commercial bill facility................................................      2,500         --         --
Fixed and variable rate commercial bill acceptance/discount facility...............      2,630      5,315         --
Interchangeable overdraft or fixed and variable rate commercial bill
  acceptance/discount facility.....................................................      2,900         --         --
                                                                                     ---------  ---------  ---------
                                                                                         8,030      5,494         --
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------
UNUSED AT BALANCE DATE
Fixed and variable rate commercial bill acceptance/discount facility...............         --        360         --
Interchangeable overdraft or fixed and variable rate commercial bill
  acceptance/discount facility.....................................................      5,296      1,992         --
Overdraft facilities...............................................................         --        447      2,000
                                                                                     ---------  ---------  ---------
                                                                                         5,296      2,799      2,000
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

    The bank loan facility was repaid in August 1997.

    The fixed rate commercial bill facility matures in August 2001 with a fixed interest rate of 5.74%.

    The fixed and variable rate commercial bill acceptance/discount facility and the interchangeable facility are subject to annual review, with the exception of $2,630,000 of the commercial bill facility which matures in 2000. The commercial bill facility of $2,630,000 and an additional amount of $796,000 of the interchangeable facility may only be drawn in New Zealand dollars.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 23. NOTES TO THE STATEMENTS OF CASH FLOWS (CONTINUED)
    An interest rate option was taken out on the fixed and variable commercial bill acceptance/discount facility drawn in New Zealand dollars until 15 September 1998. The interest rate cap is 8.50%.

    Interest rates on the interchangeable overdraft and fixed and variable rate commercial bill acceptance/ discount facility are determined by reference to the prevailing bank bill or overdraft rate as applicable.

NOTE 24. COMMITMENTS FOR EXPENDITURE

                                                                                               AS AT 31 MARCH
                                                                                       -------------------------------
                                                                                         1998       1997       1996
                                                                                         $000       $000       $000
                                                                                       ---------  ---------  ---------
CAPITAL EXPENDITURE CONTRACTED FOR
  AT 31 MARCH BUT NOT PROVIDED FOR:
Payable:
  Not later than 1 year..............................................................         76        426        179
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
NON-CANCELLABLE OPERATING LEASES WITH A TERM OF
  MORE THAN ONE YEAR--COMMITMENTS NOT PROVIDED FOR:
Payable:
  Not later than 1 year..............................................................      7,056      5,892      3,894
  Later than 1 year but not later than 2 years.......................................      6,332      5,193      3,500
  Later than 2 years but not later than 5 years......................................     13,742     12,757      7,091
  Later than 5 years.................................................................        867      3,866      2,501
                                                                                       ---------  ---------  ---------
                                                                                          27,997     27,708     16,986
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
HIRE PURCHASE AGREEMENTS--ANALYSIS OF COMMITMENTS:
Payable:
  Not later than 1 year..............................................................        516        608        586
  Later than 1 year but not later than 2 years.......................................         94        516        586
  Later than 2 years but not later than 5 years......................................         --         94        552
                                                                                       ---------  ---------  ---------
Total minimum lease payments.........................................................        610      1,218      1,724
Future finance charges...............................................................        (38)      (132)      (249)
                                                                                       ---------  ---------  ---------
                                                                                             572      1,086      1,475
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Current liability (Note 16)..........................................................        481        486        445
Non-current liability (Note 18)......................................................         91        600      1,030
                                                                                       ---------  ---------  ---------
                                                                                             572      1,086      1,475
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The average interest rate for hire purchase liabilities is 10.776%.

NOTE 25. SUPERANNUATION COMMITMENTS

    The economic entity contributes to accumulation plans to provide benefits to permanent employees and contractors as required by Superannuation Guarantee legislation. The economic entity does not guarantee the performance of these funds.

    The economic entity's commitment in respect of these accumulation plans is limited to making the specified contributions as required by the relevant award and legislation.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 25. SUPERANNUATION COMMITMENTS (CONTINUED)
    Funds are available for the purposes of the fund to satisfy all benefits that would have been vested under the fund in the event of the termination of the fund or the voluntary or compulsory termination of employment of each employee member.

NOTE 26. CONTINGENT LIABILITIES

MORGAN & BANKS LIMITED

    Particulars and estimated maximum amounts of contingent liabilities arising in respect of:

    Morgan & Banks New Zealand Limited has had proceedings issued against the company for an amount of NZ$5.9 million. These proceedings are in relation to the acquisition of the claimant's business in New Zealand prior to Morgan & Banks New Zealand Limited becoming a controlled entity of the Group. The directors of Morgan & Banks Limited are of the opinion that the claim is without substance and accordingly the action will be vigorously defended.

    Bank guarantees provided to third parties at 31 March 1998 amount to $1,402,987 (1997: $1,286,391, 1996: $1,286,391).

    In order to secure certain financing facilities, a deed of cross guarantee and indemnity has been signed between Morgan & Banks Limited, Morgan & Banks New Zealand Limited, and Maldon Holdings Limited to guarantee payment and indemnify against losses.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 27. REMUNERATION OF AUDITORS

                                                                                             FOR THE YEAR ENDED 31 MARCH
                                                                                           -------------------------------
                                                                                             1998       1997       1996
                                                                                             $000       $000       $000
                                                                                           ---------  ---------  ---------

Total of all remuneration received or due and receivable for the audit and review of financial reports by:
  Auditors of the chief entity...........................................................         95         82         67
  Other auditors.........................................................................         85         56         27
                                                                                           ---------  ---------  ---------
                                                                                                 180        138         94
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------
Total of all remuneration received or due and receivable for other services by:
  Auditors of the chief entity...........................................................         71        124         68
  Other auditors.........................................................................         35          3          8
                                                                                           ---------  ---------  ---------
                                                                                                 106        127         76
                                                                                           ---------  ---------  ---------
                                                                                                 286        265        170
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

NOTE 28. DIRECTORS' INCOME

                                                                                             FOR THE YEAR ENDED 31 MARCH
                                                                                           -------------------------------
                                                                                             1998       1997       1996
                                                                                             $000       $000       $000
                                                                                           ---------  ---------  ---------

Aggregate of income paid or payable or otherwise made available from entities within the
  economic entity and any related parties:...............................................      5,545      5,298      3,452
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    The total income reported above excludes income of directors of wholly-owned controlled corporations who are executives but not directors of the chief entity and who are required as part of their executive duties to be directors of controlled entities.

    Directors of the chief entity in office at any time during the financial years 1998, 1997 and 1996 were:

W S Cutbush                    I G Burns                      A A Cox
G K Morgan                     M Hinves                       A W Whatmore
A R Banks                      P S Laidlaw

NOTE 29. EXECUTIVES' INCOME

                                                                                             FOR THE YEAR ENDED 31 MARCH
                                                                                           -------------------------------
                                                                                             1998       1997       1996
                                                                                             $000       $000       $000
                                                                                           ---------  ---------  ---------
Total income received, or receivable by executive officers (including income received or
  receivable from related parties) whose total income exceeds $100,000...................      7,624      6,997      6,442
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 29. EXECUTIVES' INCOME (CONTINUED)
Number of executive officers whose total income exceeds $100,000:

                                                                                              FOR THE YEAR ENDED 31 MARCH
                                                                                      -------------------------------------------
                                                                                          1998           1997           1996
                                                                                         NUMBER         NUMBER         NUMBER
                                                                                      -------------  -------------  -------------
$100,000-$109,899...................................................................           --             --              1
$110,000-$119,999...................................................................            1             --              1
$120,000-$129,999...................................................................            1             --             --
$130,000-$139,999...................................................................           --              1              3
$140,000-$149,999...................................................................            1              1              1
$150,000-$159,999...................................................................           --              1             --
$160,000-$169,999...................................................................            1              1              1
$180,000-$189,999...................................................................            2             --             --
$190,000-$199,999...................................................................           --             --              1
$200,000-$209,999...................................................................           --              1             --
$210,000-$219,999...................................................................           --              1              1
$220,000-$229,999...................................................................            1              1              2
$240,000-$249,999...................................................................            1             --              1
$250,000-$259,999...................................................................            1              1              1
$260,000-$269,999...................................................................           --              1             --
$270,000-$279,999...................................................................           --              1             --
$290,000-$299,999...................................................................            1              1              1
$300,000-$309,999...................................................................            2              2             --
$320,000-$329,999...................................................................           --             --              2
$340,000-$349,999...................................................................           --              1             --
$350,000-$359,999...................................................................            1              1             --
$370,000-$379,999...................................................................            1              1             --
$390,000-$399,999...................................................................            1             --             --
$430,000-$439,999...................................................................            1             --             --
$450,000-$459,999...................................................................            1             --             --
$470,000-$479,999...................................................................           --             --              1
$500,000-$509,999...................................................................           --             --              2
$550,000-$559,999...................................................................            1              3             --
$560,000-$569,999...................................................................            1             --             --
$570,000-$579,999...................................................................            1             --             --
$590,000-$599,999...................................................................           --             --              2
$670,000-$679,999...................................................................           --              2             --
$690,000-$699,999...................................................................            2             --             --

The total income reported above includes the income of executive directors. This is also included in the income of all directors reported in Note 28.

NOTE 30. SEGMENT INFORMATION

INDUSTRY SEGMENTS

    The economic entity operates in the field of human resource services.

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 30. SEGMENT INFORMATION (CONTINUED)
GEOGRAPHICAL SEGMENTS

    The economic entity operated in the following geographic segments during the year--Australia, the United Kingdom, New Zealand and Asia.

    A statement of operations of geographical segments are as follows:

                                                          TOTAL REVENUE                    TOTAL ASSETS AS AT
                                                 -------------------------------  -------------------------------------
                                                       YEAR ENDED 31 MARCH
                                                 -------------------------------   31 MARCH     31 MARCH     31 MARCH
(A$ THOUSAND)                                      1998       1997       1996        1998         1997         1996
-----------------------------------------------  ---------  ---------  ---------  -----------  -----------  -----------
Australia......................................    235,738    179,952    122,645      53,913       38,803       35,512
United Kingdom.................................     37,091     23,951     15,504       5,190        3,941        2,221
Asia...........................................     11,092      9,144      5,356       6,203        6,083        2,470
New Zealand*...................................     46,786      8,904         --      17,484       17,172           --
                                                 ---------  ---------  ---------  -----------  -----------  -----------
Consolidated...................................    330,707    221,951    143,505      82,790       65,999       40,203
                                                 ---------  ---------  ---------  -----------  -----------  -----------
                                                 ---------  ---------  ---------  -----------  -----------  -----------

                              OPERATING PROFIT
                               BEFORE TAX AND                      GOODWILL                     OPERATING PROFIT
                            GOODWILL AMORTISATION                AMORTISATION                      BEFORE TAX
YEAR ENDED 31 MARCH    -------------------------------  -------------------------------  -------------------------------
  (A$ THOUSAND)          1998       1997       1996       1998       1997       1996       1998       1997       1996
---------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Australia............     17,753     14,259     10,163         (9)      (106)       (19)    17,744     14,153     10,144
United Kingdom.......        526        531        239         --         --         --        526        531        239
Asia.................        839      1,934      1,150       (262)      (153)      (139)       577      1,781      1,011
Asia (abnormal
  loss)..............       (703)        --         --         --         --         --       (703)        --         --
New Zealand*.........        818        373         --       (511)      (112)        --        307        261         --
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Consolidated.........     19,233     17,097     11,552       (782)      (371)      (158)    18,451     16,726     11,394
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                       ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

------------------------

There were no material intersegment sales.

* The results for New Zealand for 1997 are for the period 1 February to 31 March 1997.

NOTE 31. OUTSIDE EQUITY INTEREST

                                                                                                       AS AT 31 MARCH
                                                                                                    --------------------
                                                                                                      1998       1997
                                                                                                      $000       $000
                                                                                                    ---------  ---------
Outside equity interest in controlled entities comprises:
Share capital.....................................................................................         25         33
Foreign currency translation reserve..............................................................         60        (31)
Retained profits..................................................................................        566        793
                                                                                                    ---------  ---------
                                                                                                          651        795
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 32. CONTROLLED ENTITIES

                                                                                                       PERCENTAGE
                                                                                                     OF SHARES HELD
                                                                                                  --------------------
                                                                                                     AS AT 31 MARCH
                                                                                   COUNTRY OF     --------------------
                                                                                   FORMATION/       1998       1997
CONTROLLED ENTITY                                                                 INCORPORATION       %          %
-------------------------------------------------------------------------------  ---------------  ---------  ---------
SHARES HELD BY MORGAN & BANKS LIMITED
Morgan & Banks Management Services Pty Ltd.....................................     Australia           100        100
Credential Check Pty Ltd.......................................................     Australia           100        100
Labour LinQ Pty Ltd............................................................     Australia           100        100
Alectus Personnel Pty Ltd......................................................     Australia           100        100
Tristram Investments Limited...................................................     Australia           100        100
The Labour LinQ Business Solution Pty Ltd j....................................     Australia           100        100
Morgan & Banks Reward Consulting Pty Ltd.......................................     Australia           100        100
Morgan & Banks Investor No. 1 Pty Ltd..........................................     Australia           100        100
H. Neumann International Pty Ltd...............................................     Australia          67.5       67.5
S.B.N. Convenience Pty Limited.................................................     Australia           100        100
M&B Search Pte Ltd bd..........................................................     Singapore            75       67.5
Maldon Holdings Limited a......................................................    New Zealand          100        100
Morgan & Banks Holdings Ltd a..................................................        UK               100        100
Morgan & Banks Recruitment Ltd a...............................................     Hong Kong           100        100
Health Resources International Pty Limited k...................................     Australia           100         --
H. Neumann International Limited a.............................................    New Zealand         47.5       47.5
PT Morgan Nusantara ac.........................................................     Indonesia            99         --

SHARES HELD BY MALDON HOLDINGS LIMITED

Morgan & Banks New Zealand Limited ag..........................................    New Zealand          100        100

SHARES HELD BY MORGAN & BANKS NEW ZEALAND LIMITED

Compuforce Recruitment Limited ae..............................................    New Zealand          100        100
Alectus Recruitment Consultants Ltd a..........................................    New Zealand          100        100
H. Neumann International Limited a.............................................    New Zealand         47.5       47.5
Sibson & Company Limited ae....................................................    New Zealand          100        100
Compubank Limited e............................................................    New Zealand           --        100
Executive Leasing & Consulting Ltd a...........................................    New Zealand          100        100
Job Bank (NZ) Ltd e............................................................    New Zealand           --        100
Labour Linq Limited a..........................................................    New Zealand          100        100
MB Management Systems Ltd e....................................................    New Zealand           --        100
Job Index Limited af...........................................................    New Zealand          100         --
H. Neumann International Limited...............................................     Australia          27.5       27.5

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 32. CONTROLLED ENTITIES (CONTINUED)

                                                                                                       PERCENTAGE
                                                                                                     OF SHARES HELD
                                                                                                  --------------------
                                                                                                     AS AT 31 MARCH
                                                                                   COUNTRY OF     --------------------
                                                                                   FORMATION/       1998       1997
CONTROLLED ENTITY                                                                 INCORPORATION       %          %
-------------------------------------------------------------------------------  ---------------  ---------  ---------
SHARES HELD BY MORGAN & BANKS HOLDINGS LTD

Morgan & Banks PLC a...........................................................        UK               100        100
Morgan & Banks Payroll Services Ltd al.........................................        UK               100        100

SHARES HELD BY MORGAN & BANKS RECRUITMENT LTD

Morgan & Banks (Hong Kong) Ltd ad..............................................     Hong Kong            75       67.5

SHARES HELD BY MORGAN & BANKS (HONG KONG) LTD

The Wright Company (S) Pte Ltd b...............................................     Singapore           100        100
The Wright Company (Beijing) Ltd a.............................................     Hong Kong           100        100
The Wright Company (Guangzhou) Ltd a...........................................     Hong Kong           100        100
H. Neumann International (Asia) Ltd ah.........................................     Hong Kong            95        100
The Wright Company (M) Sdn Bhd a...............................................     Malaysia            100        100
Maston Development Limited a...................................................     Hong Kong           100        100
PT Morgan Nusantara ac.........................................................     Indonesia             1         --

------------------------

All controlled entities carried on business in their countries of incorporation.

a Controlled entities audited by other member firms of the Pannell Kerr Forster worldwide association.

b Controlled entities audited by firms other than Pannell Kerr Forster worldwide association.

c   Incorporated on 26 February 1997.

d Acquired an additional 16.5% effective 24 January 1997 and an additional 7.5% effective 1 April 1997.

e   Controlled entity wound up.

f   Incorporated 12 June 1997.

g   Name changed from Morgan & Banks Limited on 5 March 1998.

h  Name changed from The Wright Company (Shanghai) Ltd. on 12 December 1997.

j   Name changed from Inform International Pty Ltd on 1 August 1997.

k  Incorporated on 20 May 1997.

l   Name changed from Morgan & Banks Executive Leasing Ltd on 7 March 1997.

    On 24 January 1997, the economic entity acquired an additional 16.5% of the share capital of Morgan & Banks (Hong Kong) Ltd for $1,075,635 and the additional percentage of the operating results were included in Profit and Loss Accounts from that date. During the 1998 financial year the economic entity

                             MORGAN & BANKS LIMITED

                            (IN AUSTRALIAN DOLLARS)

NOTE 32. CONTROLLED ENTITIES (CONTINUED) acquired a further 7.5% of the share capital of Morgan & Banks (Hong Kong) Ltd for an amount of $664,778. The acquisition took place on 1 April 1997 and the operating results of the increased ownership interest was included in the profit and loss account from that date.

NOTE 33. EARNINGS PER SHARE

                                                                                FOR THE YEAR ENDED 31 MARCH
                                                                          ----------------------------------------
                                                                              1998          1997          1996
                                                                               $             $             $
                                                                          ------------  ------------  ------------
Basic earnings per share--before abnormal items.........................         0.169         0.144          0.10
Basic earnings per share--after abnormal items..........................         0.159         0.144          0.10


                                                                             NUMBER        NUMBER        NUMBER
                                                                          ------------  ------------  ------------
Weighted average number of ordinary shares outstanding during the year
  used in the calculation of basic earnings per share...................    69,239,148    68,489,148    67,663,638
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

    Diluted earnings per share is not materially different from basic earnings per share and is therefore not disclosed in the accounts.

    The prior year numbers have been adjusted to reflect the capital reconstruction for the purposes of comparability.

NOTE 34. RELATED PARTY TRANSACTIONS

    During the financial period to 31 March 1998 the following transactions took place with related parties:

    Dividends totalling $1,555,334 (1997: $1,501,253, 1996: $1,522,260) were paid during the year to entities associated with directors, this being in accordance with normal shareholder entitlements.

    An amount of $20,000 (1997: $20,000, 1996: $20,000) was paid under a sponsorship agreement to Geoff Morgan Motor Sports, a director related entity of Mr G K Morgan.

    Director related entities of non-executive directors, Mr W S Cutbush, Mr A A Cox, Mr A W Whatmore and joint managing directors, Mr G K Morgan and Mr A R Banks, have from time to time utilised the services of the economic entity, this being in the normal course of business and on standard terms and conditions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered (other than underwriting accounts and commissions) are estimated to be as follows:

SEC Registration Fee...........................................  $16,401.26
Accountants' Fees and Expenses.................................   75,000.00
Legal Fees and Expenses........................................   20,000.00
Miscellaneous..................................................    3,598.74
                                                                 ----------
Total..........................................................  $115,000.00
                                                                 ----------
                                                                 ----------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers and employees of a corporation under certain conditions and subject to certain limitations. Article VI of the By-Laws of the Registrant contains provision for the indemnification of directors, officers and employees within the limitations permitted by Section 145. In addition, the Company has entered into Indemnity Agreements with its directors and officers which provide the maximum indemnification allowed by Section 145. The Company's officers and directors are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

ITEM 16. EXHIBITS


 2.1       Scheme Implementation Agreement by and between Morgan & Banks Limited and TMP
           Worldwide Inc. dated August 17, 1998.*

 5.1       Opinion of Fulbright & Jaworski L.L.P. regarding legality.*

10.1       Agreement dated as of August 31, 1998, by and among TMP Worldwide Inc., TASA Holding
           A.G. and the Shareholders named therein.*

23.1       (a) Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).*

           (b) Consent of BDO Seidman, LLP

           (c) Consent of Pannell Kerr Forster

           (d) Consent of KPMG

24         Power of Attorney (on signature page).*


------------------------


*   Previously filed.


ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 18, 1998.


                                TMP WORLDWIDE INC.

                                By:            /s/ ANDREW J. MCKELVEY
                                     -----------------------------------------
                                                 Andrew J. McKelvey
                                                  CHAIRMAN AND CEO


    Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ ANDREW J. MCKELVEY      Chairman, CEO and Director
------------------------------    (PRINCIPAL EXECUTIVE      September 21, 1998
      Andrew J. McKelvey          OFFICER)

              *
------------------------------  Vice Chairman (PRINCIPAL    September 21, 1998
      Thomas G. Collison          FINANCIAL OFFICER)

              *                 Chief Financial Officer
------------------------------    (PRINCIPAL ACCOUNTING     September 21, 1998
        Roxane Previty            OFFICER)

              *
------------------------------  Director                    September 21, 1998
      (George R. Eisele)

              *
------------------------------  Director                    September 21, 1998
      (John R. Gaulding)

              *
------------------------------  Director                    September 21, 1998
      (Michael Kaufman)

              *
------------------------------  Director                    September 21, 1998
         (John Swann)



*By:   /s/ ANDREW J. MCKELVEY
      -------------------------
          ATTORNEY-IN-FACT